SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
☐ Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

ITT INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2003

Notice of Annual Meeting & Proxy Statement

ITT Industries

Engineered for life

Louis J. Giuliano

Chairman, President and Chief Executive Officer

ITT Industries

4 West Red Oak Lane
White Plains, NY 10604

March 27, 2003

Dear Fellow Shareholders:

Enclosed are the Notice of Annual Meeting and Proxy Statement for ITT Industries’ 2003 Annual Meeting of Shareholders. As has been the case with our previous Annual Meetings, this year’s meeting is intended to address only the business included on the agenda. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting and Proxy Statement, which provides information as required by applicable laws and regulations.

If you are the registered owner of ITT Industries’ stock, you may vote your shares by making a toll-free telephone call or using the Internet. You also may vote your shares by returning your proxy form by mail. Details of these voting options are explained in the Proxy Statement. You also can find useful instructions on the enclosed proxy form.

If you are a beneficial owner and someone else, such as your bank or broker, is the owner of record, the owner of record will communicate with you about how to vote your shares.

We urge you to complete and return the enclosed proxy as promptly as possible. Your vote is important.

Very truly yours,

March 27, 2003

Notice of 2003 Annual Meeting

The 2003 Annual Meeting of ITT Industries, Inc. will be held on Tuesday, May 13, 2003 at 10:30 a.m. at Tappan Hill, 81 Highland Avenue, Tarrytown, New York. Directions to Tappan Hill are provided inside the back cover of the Proxy Statement.

The purpose of the 2003 Annual Meeting is to elect ten Directors, ratify the Board of Directors’ appointment of Deloitte & Touche LLP as ITT Industries’ independent auditors for 2003, and approve the ITT Industries, Inc. 2003 Equity Incentive Plan, which proposal is described in more detail in this proxy statement.

The record date for the meeting is March 21, 2003. If you were a shareholder at the close of business on the record date, you are entitled to vote.

By order of the Board of Directors,
/s/ Kathleen S. Stolar
Kathleen S. Stolar
Vice President and Secretary

Proxy Statement

Beginning March 27, 2003, this proxy statement is being sent to shareholders who were shareholders of record as of March 21, 2003, as part of the Board of Directors’ solicitation of proxies for ITT Industries’ 2003 Annual Meeting.

Information about Voting

Why the Board solicits proxies from shareholders. In order to vote your shares, you must appoint a proxy to vote on your behalf, or attend the annual meeting and vote in person. Because it would be impossible for all shareholders to attend the meeting in person, the Board of Directors recommends that you appoint the two people named on the accompanying proxy form to act as your proxies at the 2003 Annual Meeting.

If you appoint the proxies, they will vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors. The proposals to be voted on and the Board’s voting recommendations are described on the following pages 4 through 18. If any other matters not described in this proxy statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

This proxy statement and ITT Industries’ 2002 Annual Report to Shareholders (which has been mailed to shareholders eligible to vote at the 2003 annual meeting) contain information that the Board of Directors believes offers an informed view of the Company and meets the regulations of the Securities and Exchange Commission for proxy solicitations.

Proxy voting procedures. You may vote in any one of the following ways:

•	By the Internet, if you have Internet access. To vote by the Internet, follow the Internet voting instructions on the proxy form that is enclosed with this proxy statement.

•	By telephone, if you call from the United States. To vote by telephone, follow the telephone voting instructions on the proxy form.

•	By mail. To vote by mail, mark your voting instructions on the proxy form, sign the form, and return it in the enclosed envelope. If you do that, the proxies who are named on the proxy form will vote your shares as you have instructed them to do. If you wish, you may simply sign and return the proxy form without specifying how you want your shares to be voted. If you return the proxy without specifying how you want your shares voted, you are giving discretionary authority to the proxies to vote your shares as recommended by the Board of Directors for election of the ten nominees for Director, for ratification of the appointment of the Company’s independent auditors for 2003, for approval of the ITT Industries, Inc. 2003 Equity Incentive Plan and with respect to such other matters as may properly come before the meeting.

Counsel has advised the Company that the Internet and telephone voting procedures meet legal requirements for proxy voting.

Discretionary voting by proxies. There are three formal items scheduled to be voted upon at the annual meeting: election of Directors, ratification of the appointment of the independent auditors, and approval of the ITT Industries, Inc. 2003 Equity Incentive Plan. The Board of Directors did not receive any notice during the advance notice period that ended November 27, 2002 that any other matter might be presented for a vote at the 2003 Annual Meeting. However, if another matter were to be properly presented, the proxies would use their discretion in deciding whether to vote for or against it.

Revoking your proxy. You may revoke your proxy at any time before it is voted by granting a new proxy or by voting in person at the 2003 Annual Meeting.

Shares outstanding. As of the March 21, 2003 record date for the 2003 Annual Meeting, 91,853,309 shares of the Company’s common stock were outstanding. Each of those outstanding shares is entitled to one vote on each matter to be voted on at the 2003 Annual Meeting.

Quorum. In order for business to be conducted at the 2003 Annual Meeting, there must be a quorum. If the holders of a majority of ITT Industries’ outstanding shares, as of the record date, are present in person or represented by proxies at the meeting, there will be a quorum.

Votes required to elect Directors or approve a proposal. Indiana law, the law of the state in which ITT Industries is incorporated, provides that directors are elected by a plurality of the votes cast. This means that the ten nominees who receive the highest number of votes will be elected as the Directors of ITT Industries. Approval of the 2003 Equity Incentive Plan requires, for purposes of the New York Stock Exchange (the “NYSE”) and the Internal Revenue Code, as applicable, the affirmative vote of a majority of the votes cast, provided that the total votes cast represent over 50 percent in interest of all securities entitled to vote on the plan. Each of the other matters to be voted on at the 2003 Annual Meeting, including the ratification of the appointment of auditors, will be approved if the number of shares voted in favor of it is greater than the number of shares voted against it.

Abstentions and broker non-votes. Indiana law provides that abstentions and broker non-votes will be counted in order to determine whether there is a quorum; however, they will not be counted as votes for or against any matter. Therefore abstentions and broker non-votes will have no impact on the election of directors or ratification of the appointment of auditors. For NYSE purposes, abstentions will have the effect of a vote against the ITT Industries, Inc. 2003 Equity Incentive Plan and broker non-votes will have no effect, except to the extent they impact whether the 50 percent test has been satisfied. For the purpose of determining whether the number of votes cast represents more than 50 percent of the shares of common stock entitled to vote, abstentions will count as votes cast and broker non-votes will not count as votes cast.

Voting by employee participants in ITT Industries’ savings plans. If you participate in any of ITT Industries’ savings plans for salaried or hourly employees, your plan trustee will vote the ITT Industries shares credited to your savings plan account in accordance with your voting instructions. The trustee votes the shares on your behalf because you are the beneficial owner, not the record owner, of the shares credited to your account. The trustees will vote the savings plan shares for which they do not receive voting instructions in the same proportion as the shares for which they received voting instructions.

If you are a participant in the ITT Industries Investment and Savings Plan for Salaried Employees and also are a record owner of ITT Industries’ common stock, you will receive one proxy form that reflects your savings plan shares and the other shares you own, including any shares held in the Direct Purchase, Sale & Dividend Reinvestment Plan for ITT Industries, Inc. The number of savings plan and other shares that you own will be set out separately on the proxy form.

Number of ITT Industries shares held by participants in the Company’s employee savings plans. As of March 21, 2003, Deutsche Bank Trust Company Americas held 8,918,708 shares of ITT Industries’ common stock (approximately 9.7% of the outstanding shares) as trustee of the salaried employees savings plan, and Northern Trust Company, Inc. held 484,475 shares (approximately .53% of the outstanding shares) as trustee for the hourly employees savings plans.

Inspectors of Election and confidential voting. Representatives of IVS Associates, Inc. will act as the Inspectors of Election for the 2003 Annual Meeting. They will monitor the voting and certify whether the votes of shareholders are being kept in confidence in compliance with ITT Industries’ confidential voting policy.

Cost of the solicitation. ITT Industries has appointed Georgeson & Company Inc. to assist with the solicitation of proxies from its registered owners for a fee of $20,000 plus expenses. ITT Industries also will reimburse brokers, nominees, custodians and fiduciaries for their costs of sending the proxy materials to the beneficial owners. Directors, officers or other regular employees of ITT Industries also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

Shareholder proposals for the 2004 Annual Meeting. Rule 14a-8 of the Securities and Exchange Commission establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the rule, if a shareholder wishes to include a proposal in ITT Industries’ proxy materials for its next annual meeting, those eligibility requirements and procedures must be complied with and the proposal must be received by ITT Industries at its principal executive offices on or before November 28, 2003. An ITT Industries shareholder who wishes to present a matter for action at ITT Industries’ next annual meeting, but chooses not to do so under SEC Rule 14a-8, must deliver to ITT Industries, at its principal executive offices, on or before November 28, 2003 a written notice to that effect. In either case, as well as for shareholder nominations for Directors, the shareholder must also comply with the requirements in the Company’s By-laws with respect to a shareholder properly bringing business before the annual meeting. A copy of the By-laws may be obtained from the Secretary of ITT Industries.

Proposals to be voted on at the 2003 Annual Meeting

A. Election of Directors

The Board of Directors has nominated ten individuals for election as Directors at the 2003 Annual Meeting. Each of the nominees is currently serving as a Director of ITT Industries and has agreed to continue to serve if elected. If unforeseen circumstances arise before the annual meeting and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate someone else for election. If the Board nominates someone else, the proxies could use their discretion to vote for that other person. Each Director elected at the 2003 Annual Meeting will be elected to serve as a Director until ITT Industries’ next annual meeting.

The Board of Directors recommends that you vote FOR the election of each of the following ten nominees:

Louis J. Giuliano Chairman, President and Chief Executive Officer, ITT Industries, Inc.

Mr. Giuliano, 56, has been chairman, president and chief executive officer of ITT Industries since March 1, 2001. From October 1998 to February 28, 2001 he was president and chief operating officer of the Company. Prior to that, he was president and chief executive of ITT Industries’ Defense & Electronics businesses and a senior vice president of the Company for eight years. Mr. Giuliano joined ITT in July 1988 as a vice president of the Company and vice president of Defense Operations at ITT Defense. Prior to joining ITT, Mr. Giuliano held various positions at Allied-Signal during a 19 year career there, including president of the Avionics Systems Group. He is a director of the Engelhard Corporation. Mr. Giuliano holds a BA degree in Chemistry and an MBA from Syracuse University.

Mr. Giuliano has been a Director of ITT Industries since February, 2001.

Rand V. Araskog Chairman and Chief Executive Officer, ITT Corporation (retired), a hotel, gaming, entertainment and information services company

Mr. Araskog, 71, was chairman and chief executive officer of ITT Corporation from December 1995 until March 1998. Previously, he had served as the chief executive of the corporate predecessor of ITT Industries from 1979 and as its chairman from 1980. He is a director of The Hartford Financial Services Group, Inc., Rayonier Inc., and ITT Educational Services, Inc. He is a graduate of the U.S. Military Academy at West Point and attended the Harvard Graduate School of Arts and Sciences.

Mr. Araskog has been a Director of ITT Industries or its predecessor since 1977.

Curtis J. Crawford President and Chief Executive Officer, Onix Microsystems, a photonics technology company

Dr. Crawford, 55, has served as president and chief executive officer of Onix Microsystems, a private photonics technology company which designs, manufactures and sells micro-electro-mechanical systems based optical switching engines since April 1, 2002. He was chairman of the board of directors of ON Semiconductor Corporation from September 1999 until April 1, 2002. Previously, he was president and chief executive officer of ZiLOG, Inc. from 1998 to 2001 and its chairman from 1999 to 2001. From 1997 to 1998, Dr. Crawford was group president of the Microelectronics Group of Lucent Technologies and served as its president from 1995-1997. Prior to the formation of Lucent Technologies, he was president of AT&T Microelectronics, a business unit of AT&T, from 1993 to 1995, and its vice president and co-chief executive officer from 1991 to 1993. From 1988 to 1991, he was vice president of sales, service and support at AT&T Computer Systems. From 1973 to 1988, Dr. Crawford held various positions at International Business Machines Corporation. Dr. Crawford is a director of Onix Microsystems, E.I.Dupont de Nemours and Company, and ON Semiconductor and is a member of the Board of Trustees of DePaul University. He received a BA degree in business administration and computer science and an MA degree from Governors State University, an MBA from DePaul University and a Ph.D. from Capella University. Governors State University awarded him an honorary doctorate in 1996 and he received an honorary doctorate degree from DePaul University in 1999.

Dr. Crawford has been a Director of ITT Industries since 1996.

Christina A. Gold Senior Executive Vice President, First Data Corp. and President, Western Union Financial Services, Inc., a global leader in money transfer and message services

Mrs. Gold, 55, was named Senior Executive Vice President — First Data Corp. and President, Western Union Financial Services, Inc., a global leader in money transfer and message services on May 20, 2002. She was formerly chairman, president and chief executive officer of Excel Communications. Previously, she was president and chief executive officer of The Beaconsfield Group. From February 1997 to March 1998, Mrs. Gold was executive vice president, global direct selling of Avon Products, Inc. She was executive vice president of Avon Products and president of Avon North America from 1993 to 1997, and from 1989 to 1993 Mrs. Gold was president of Avon Canada. She is a director of New York Life Insurance Company and The Torstar Corporation. Mrs. Gold also is a director of The Conference Board, Inc. of Canada and vice chairman and a trustee of The Conference Board, Inc. in New York. She is a member of the Advisory Council of Carleton University. Mrs. Gold is a graduate of Carleton University, Ottawa, Canada.

Mrs. Gold has been a Director of ITT Industries since 1997.

Ralph F. Hake Chairman and Chief Executive, Maytag Corporation, a home and commercial appliance company

Mr. Hake, 54, was named Chairman and Chief Executive of Maytag Corporation in June of 2001. Previously, he was executive vice president and chief financial officer for Fluor Corporation, an engineering and construction firm. From 1987 to 1999, Mr. Hake served in various executive capacities at Whirlpool Corporation, including chief financial officer and senior executive vice president for global operations. Mr. Hake was employed by Mead Corporation prior to 1987. Mr. Hake is a director of Maytag Corporation and serves on the Board of the National Association of Manufacturers, where he is chairman of that association’s Taxation and Economic Policy Group. Mr. Hake is a 1971 business and economics graduate of the University of Cincinnati and holds an M.B.A. from the University of Chicago.

Mr. Hake has been a Director of ITT since December 2002.

John J. Hamre
President and Chief Executive Officer, Center for Strategic & International Studies,
a public policy research institution dedicated to strategic, bipartisan global analysis and policy impact

Dr. Hamre, 52, was elected president and chief executive officer of CSIS in April of 2000. Prior to joining CSIS, he served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Prior to serving in the Department of Defense, Dr. Hamre was a professional staff member of the Senate Armed Services Committee from 1984 to 1993 with responsibilities for oversight and evaluation of procurement, research and development programs and defense budget issues. From 1978 to 1984, Dr. Hamre served as Deputy Assistant Director, National Security and International Affairs, in the Congressional Budget Office. Dr. Hamre is a director of MITRE Corporation, Choicepoint, Inc. and Integrated Nano-Technologies LPC. He received a BA degree, with highest distinction from Augustana College in Sioux Falls, South Dakota, was a Rockefeller Fellow at Harvard Divinity School and was awarded a Ph.D., with distinction, from the School of Advanced International Studies, Johns Hopkins University in 1978.

Dr. Hamre has been a Director of ITT Industries since 2000.

Raymond W. LeBoeuf
Chairman of the Board and Chief Executive Officer, PPG Industries, Inc., a global manufacturer of materials for manufacturing, construction, automotive, chemical processing and other industries

Mr. LeBoeuf, 56, has been chairman of PPG Industries since November 1997 and its chief executive officer since July 1997. In December 1995 he was elected president and chief operating officer of PPG. He was an executive vice president of PPG from 1994 until 1995. Mr. LeBoeuf joined PPG Industries in 1980 as its treasurer, and has held a number of executive positions since that time. Mr. LeBoeuf was elected a director of PPG in December 1995. He is also a director of Praxair, Inc. Mr. LeBoeuf is chairman of the Robert Morris College Board. He is also a board member of the Allegheny Conference on Community Development, Business Roundtable, Extra Mile Foundation and the Pittsburgh Cultural Trust and is a member of The Northwestern Library Board of Trustees. Mr. LeBoeuf is a graduate of Northwestern University and holds an MBA from the University of Illinois.

Mr. LeBoeuf has been a Director of ITT Industries since 2000.

Frank T. MacInnis Chairman and Chief Executive Officer, EMCOR Group, Inc., an international electrical and mechanical construction and facility management company

Frank T. MacInnis, 56, has been chairman of the board and chief executive officer of EMCOR since April 1994. He was also president of EMCOR from April 1994 to April 1997. From April 1990 to April 1994, Mr. MacInnis served as president and chief executive officer and from August 1990 to April 1994 as chairman of the board, of Comstock Group Inc., a nationwide electrical contracting company. Mr. MacInnis is also a director of The Williams Companies, Inc., Geneva Steel Holdings Corp., The Greater New York Chapter of the March of Dimes and ComNet Communications, LLC Mr. MacInnis received an undergraduate degree from The University of Alberta and is a graduate of The University of Alberta Law School, Alberta, Canada.

Mr. MacInnis has been a Director of ITT Industries since October, 2001.

Linda S. Sanford Senior Vice President, Enterprise On Demand Transformation, International Business Machines Corporation, an information technology company

Ms. Sanford, 50, was named Senior Vice President, Enterprise on Demand Transformation, IBM in January 2003. Previously, she was senior vice president and group executive, IBM Storage Systems Group, which develops and markets IBM’s Enterprise Storage Server and other storage-related hardware and software. She has also held positions as general manager, Global Industries, which manages relationships with IBM’s largest customers worldwide, and general manager of IBM’s S/390 Division, which develops, manufactures and markets large-enterprise systems. Ms. Sanford joined IBM in 1975 as a mathematician. Since then she has held a number of executive positions at IBM. Ms. Sanford is a member of the Women in Technology International Hall of Fame and the National Association of Engineers. She is on the board of directors of St. John’s University and Rensselaer Polytechnic Institute. She is a graduate of St. John’s University and earned an MS degree in operations research from Rensselaer Polytechnic Institute.

Ms. Sanford has been a Director of ITT Industries since 1998.

Markos I. Tambakeras
Chairman, President and Chief Executive Officer, Kennametal, Inc., a premier global tooling solutions supplier to the automotive, aerospace, energy, mining, construction and other industries

Markos I. Tambakeras, 52, has been president and chief executive officer and a director of Kennametal, Inc. since July 1999 and Chairman since July 1, 2002. From 1997 to June 1999, Mr. Tambakeras served as president, Industrial Controls Business of Honeywell Incorporated, having previously served as president, Industrial Automation and Control, Honeywell Incorporated from 1995 to 1996 and as president, Honeywell Asia Pacific in Hong Kong from 1992 to 1994. Mr. Tambakeras is Vice Chair, Manufacturers Alliance Board of Trustees and a member of the Board of Saint Vincent College, Latrobe, PA and the Allegheny Conference on Community Development. Mr. Tambakeras received a BSc degree from the University of Witwatersrand, Johannesburg South Africa and an MBA from Loyola Marymount University, Los Angeles, CA.

Mr. Tambakeras has been a Director of ITT Industries since July, 2001.

B. Ratification of Appointment of the Independent Auditors

Subject to shareholders ratification, the Board of Directors has appointed Deloitte & Touche LLP as ITT Industries’ independent auditors (the “Independent Auditor”) for 2003.

Representatives of Deloitte & Touche LLP attended all meetings of the Audit Committee after engagement as Independent Auditors in April of 2002. The Audit Committee reviewed the non-audit services provided by Deloitte & Touche LLP to ITT Industries in 2002. Based on that review, the Audit Committee determined that the provision of certain non-audit services was compatible with the provision of independent auditor services.

Representatives of the Independent Auditor will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Independent Auditor Fees

Aggregate fees billed to the company for the fiscal year ended December 31, 2002 represent fees billed by the Company’s independent auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”). Aggregate fees billed to the Company for the fiscal year ended December 31, 2001 represents fees billed by the Company’s prior independent auditor, Arthur Andersen LLP:

	Fiscal Year Ended

	2002	2001

Audit Fees(1)	$4,366,800	$2,971,200
Audit-Related Fees(2)	1,681,800	1,640,500

Total audit and audit-related fees	6,048,600	4,611,700
Tax fees(3)	3,822,600	1,718,000
All Other Fees(4)	—	2,308,700

Total Fees	$9,871,200	$8,638,400

(1)	Includes fees for statutory audits, consents, assistance with and review of documents filed with the Securities and Exchange Commission and other attest services.

(2)	Includes fees for employee benefit plan audits, due diligence related to acquisitions, accounting consultations and audits in connection with acquisitions.

(3)	Includes fees for tax compliance, tax planning and tax advice. Approximately $3,200,000 of the 2002 amount relates to engagements initiated prior to Deloitte & Touche’s appointment as the Company’s independent auditor.

(4)	Includes fees for purchase price dispute resolution services and $160,000 for financial information systems design and implementation.

Change in Independent Auditor

In April 2002, the Company engaged Deloitte & Touche LLP to serve as ITT’s independent auditor for 2002. Prior to that date, Arthur Andersen LLP (Andersen) had served as the Company’s independent public accountants.

The reports by Andersen on the Company’s consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Andersen’s report on ITT’s consolidated financial statements for 2001 was issued on an unqualified basis in conjunction with the publication of ITT’s 2001 Annual Report to Shareowners and the filing of ITT’s Annual Report on Form 10-K.

During the Company’s two most recent fiscal years, and through the date of the change, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

The decision to change accountants was recommended by the Audit Committee and approved by the Board of Directors on March 22, 2002.

Pre-Approval of Non-Audit Services

The Audit Committee has adopted a policy addressing pre-approval of services provided by the Independent Auditor, and services provided by the Company’s outsourced internal auditor (“Internal Auditor”). The purpose of the policy is to clearly identify circumstances where the Independent Auditor and the Internal Auditor may perform non-audit services and where such services shall require further approval by the Audit Committee. The Audit Committee has determined that, where practical, all non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be the Independent Auditor and the Internal Auditor. Providers other than the Independent Auditor and Internal Auditor shall be preferred in the selection process. The policy is reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.

If billable fees for pre-approved non-audit services provided by each of the Independent Auditor or the Internal Auditor exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for prior approval by the Audit Committee. The Audit Committee reviews the fees paid or committed to the Independent Auditor and the Internal Auditor on a quarterly basis.

The Audit Committee approved specific categories of audit-related services and tax services incidental to the normal auditing function which the Independent Auditor may provide without further Audit Committee approval. These categories are:

1.	due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.	employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services; and

3.	tax work incidental to the normal auditing functions.

The Audit Committee has also approved specific categories of audit-related services, including assessment and review of internal controls and effectiveness of those controls, which the Internal Auditor may provide without further approval.

Other audit-related and tax services are subject to specific prior approval if the prospective fee exceeds a pre-determined threshold.

The Company may not engage the Independent Auditor to provide the services described below:

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company.

2.	Financial information systems design and implementation.

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports.

4.	Actuarial services.

5.	Internal auditing services.

6.	Management functions or human resources services.

7.	Broker-dealer, investment adviser or investment banking services.

8.	Legal services and other expert services unrelated to the audit.

Employees of the Independent Auditor and the Internal Auditor who are senior manager level or above and have had any involvement with the Company in the independent audit and/or internal audit activities shall not be employed by the Company in any capacity for a period of five years after the termination of their activities on behalf of the Company.

The Board of Directors recommends you vote FOR ratification of appointment of the Company’s Independent Auditor.

C. Approval of the ITT Industries, Inc. 2003 Equity Incentive Plan

Upon approval and effectiveness of this plan, no new awards will be made under the 1994 ITT Industries Incentive Stock Plan, the ITT Industries 1996 Restricted Stock Plan for Non-Employee Directors or the 2002 ITT Industries Stock Option Plan for Non-Employee Directors.

ITT Industries, Inc. 2003 Equity Incentive Plan

Summary Description of the Plan

The following summary of the terms of the Plan is qualified in its entirety by reference to the text of the Plan, which is attached as Appendix I. If approved, the Plan will be effective as of May 13, 2003.

Administration. The Plan will be administered by the Compensation and Personnel Committee of the Board of Directors (the “Committee”).

Eligibility. All employees of ITT Industries, Inc., its subsidiaries and affiliates and all Directors of ITT Industries, Inc. are eligible to participate in the Plan.

Approximately 38,000 employees of ITT Industries, Inc., its subsidiaries and affiliates and nine non-employee Directors will currently be eligible to participate; however, because the Plan provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate and the respective benefits to be accorded to them cannot be determined at this time.

Stock Available for Issuance Through the Plan. The Plan provides for a number of forms of stock-based compensation, as further described below. Up to 6,100,000 shares of ITT Industries’ common stock will be authorized for issuance through the Plan. The number of shares that may be issued under the Plan for awards other than stock options or SARs (both with a grant price equal to at least fair market value) will not exceed 1,000,000 shares. Provisions in the Plan permit the reuse or reissuance by the Plan of shares of common stock underlying canceled, terminated, expired, forfeited, or lapsed awards of stock-based compensation.

Stock-based compensation will typically be issued in consideration for the performance of services to ITT Industries and its affiliates.

Description of Awards Under the Plan. The Committee may award to eligible employees incentive and nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. The forms of awards are described in greater detail below.

Stock Options. The Committee will have discretion to award incentive stock options (“ISOs”), which are intended to comply with Section 422 of the Internal Revenue Code, or nonqualified stock options (“NQSOs”), which are not intended to comply with Section 422 of the Internal Revenue Code. Each option issued under the Plan must be exercised within a period from the date of grant to be determined by the Committee (not to exceed ten years), and the exercise price of an option may not be less than the fair market value of the underlying shares of common stock on the date of grant; provided, however, that a NQSO granted outside the United States may be granted with an exercise price less than the fair market value of the underlying shares of common stock on the date of grant if necessary to comply with local tax laws and regulations. Subject to the specific terms of the Plan, the Committee will have discretion to set such additional limitations on option grants as it deems appropriate.

Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment or service as a Director. The termination provisions will be determined within the discretion of the Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service as a Director.

Upon the exercise of an option granted under the Plan, the exercise price is payable in full to ITT Industries either: (a) in cash or its equivalent; or (b) if permitted in the award agreement, by tendering shares having a fair market value at the time of exercise equal to the total exercise price (provided such shares have been held for at least six months prior to their tender); or (c) if permitted in the award agreement, a combination of (a) and (b); or (d) any other method approved by the Committee in its discretion.

Stock Appreciation Rights (SARs). The Committee may grant SARs in tandem with stock options, freestanding and unrelated to options, or any combination of these forms. In any case, the form of payment of a SAR will be determined by the Committee either at grant time or when exercised, and may be in shares of common stock, cash, or a combination of the two. If granted other than in tandem, the Committee will determine the number of shares of common stock covered by and the exercise period for the SAR.

Upon exercise of the SAR, the participant will receive an amount equal to the excess of the fair market value of one share of stock on the date the exercise is received by ITT Industries over the fair market value of one share of the stock on the grant date, multiplied by the number of shares of stock covered by the SAR exercise. If granted in tandem with an option, a SAR’s exercise period may not exceed that of the option. The participant may exercise a tandem SAR when the option is exercisable, surrender the option, and receive on exercise an amount equal to the excess of fair market value of one share of stock on the date the election to surrender is received by ITT Industries over the option exercise price, multiplied by the number of shares of stock covered by the SAR exercise.

Each SAR award agreement will set forth the extent to which the participant will have the right to exercise the SAR following termination of the participant’s employment or service as a director. The termination provisions will be determined within the discretion of the Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service as a director.

Restricted Stock. The Committee will also be authorized to award shares of restricted common stock under the Plan upon such terms and conditions as it shall establish. The participants may be required to pay a purchase price for each share of restricted stock granted. The award agreement will specify the period(s) of restriction, the number of shares of restricted common stock granted, such other provisions as the Committee shall determine and/or restrictions under applicable federal or state securities laws. Although participants may have the right to vote these shares from the date of grant, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until satisfaction of other conditions imposed by the Committee in its sole discretion. Participants may also receive dividends on their shares of restricted stock and the Committee, in its discretion, will determine how such dividends on restricted shares are to be paid.

Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested restricted stock following termination of the participant’s employment or service as a Director. These provisions will be determined in the sole discretion of the Committee, need not be uniform among all shares of restricted stock issued pursuant to the Plan and may reflect distinctions based on reasons for termination of employment or service as a Director.

Restricted Stock Units. The Committee will also be authorized to award restricted stock units under the Plan upon such terms and conditions as it shall establish. The award agreement will specify the period(s) of restriction, the number of restricted stock units granted, such other provisions as the Committee shall determine and/or restrictions under applicable federal or state securities laws. The participants shall have no voting rights with respect to the restricted stock units and will not have the right to sell or otherwise transfer the units during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Committee in its sole discretion. Participants may receive dividends on their shares of restricted stock units and the Committee, in its discretion, will determine how such dividends on restricted stock units are to be paid.

Each award agreement for restricted stock units will set forth the extent to which the participant will have the right to retain unvested restricted stock units following termination of the participant’s employment or service as a director. These provisions will be determined in the sole discretion of the Committee, need not be uniform among all awards of restricted stock units issued pursuant to the Plan and may reflect distinctions based on reasons for termination of employment or service as a Director.

Performance Measures. The Committee may grant awards under the Plan to eligible employees subject to the attainment of certain specified performance measures. The performance measures are net earnings, earnings per share, net income, net sales growth, net operating profit, return measures (including, but not limited to, return on assets, equity, or sales), productivity ratios, expense targets, working capital targets, cash flow, cash flow return on capital, earnings before or after taxes, interest, depreciation and/or amortization, gross revenues, margins, operating efficiency, customer satisfaction, employee satisfaction metrics, human resources metrics, share price (including, but not limited to, growth measures and total shareholder return), and EVA®.

Subject to the individual and Plan limits described herein, the number of performance-based awards granted to any participant in any year is determined by the Committee in its sole discretion. Following the end of a performance period, the Committee shall determine the value of the performance-based awards granted for the period based on the attainment of the preestablished objective performance goals. The Committee shall also have discretion to reduce (but not to increase) the value of a performance-based award.

Individual Limits. The maximum number of shares with respect to which stock options may be granted to an individual during any one year shall be 300,000. The maximum number of shares with respect to which SARs may be granted to any individual during any one year shall be 300,000. The maximum number of shares of restricted stock or restricted stock units that may be granted to an individual during any one year shall be 150,000.

Adjustment and Amendments. The Plan provides for appropriate adjustments in the number and nature of shares of common stock subject to awards and available for future awards and in the exercise price of options and the grant price of SARs, in the event of changes in outstanding common stock by reason of a merger, stock split, or certain other events. The Committee shall specify in each Participant’s award agreement the treatment of outstanding awards upon a change in control.

The Plan may be modified or amended by the Committee at any time and for any purpose which the Committee deems appropriate; no such amendment shall adversely affect any outstanding awards in a material way without the affected holder’s consent. However, options issued under the Plan may not be repriced without the approval of shareholders.

Nontransferability. Unless otherwise determined by the Committee and provided in a participant’s award agreement, no award (including, without limitation, options) granted pursuant to, and no right to payment under, the Plan shall be assignable or transferable by a Plan participant except by will or by the laws of descent and distribution, and any option or similar right shall be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.

Duration of the Plan. The Plan will remain in effect until all options and rights granted thereunder have been satisfied or terminated pursuant to the terms of the Plan, and all performance periods for performance-based awards granted thereunder have been completed.

Prior Plans. The Plan will replace, on a prospective basis, the 2002 ITT Industries Stock Option Plan for Non-Employee Directors, the ITT Industries 1996 Restricted Stock Plan for Non-Employee Directors, and the 1994 ITT Industries Incentive Stock Plan (collectively, the “Prior Plans”). If the Plan is approved by the shareholders, no new grants will be made from the Prior Plans. All awards granted under the Prior Plans shall continue to vest and/or be exercisable in accordance with their original terms and conditions.

Federal Income Tax Consequences. The following discussion covers some of the United States federal income tax consequences with respect to awards that may be granted under the Plan. It is a brief summary only. Participants should consult with their tax advisors for a complete statement of all relevant federal tax consequences. This summary does not describe state, local, or foreign tax consequences of an individual’s participation in the Plan.

Federal Income Tax Consequences — Participants

Options. With respect to options which qualify as ISOs, a Plan participant will not recognize income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the ISO (the “holding periods”), the participant will recognize in the year of disposition: (a) ordinary income, to the extent the lesser of either (i) the fair market value of the shares on the date of option exercise, or (ii) the amount realized on disposition, exceeds the option exercise price; and (b) capital gain, to the extent the amount realized on disposition exceeds the fair market value of the shares on the date of option exercise. If the shares are sold after expiration of the holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the option exercise price.

The exercise of an ISO may result in alternative minimum tax (“AMT”) liability. The excess of the fair market value of the shares purchased on exercise of an ISO over the exercise price paid for such shares is considered alternative minimum taxable income for AMT purposes.

With respect to NQSOs, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the option (“exercise”) price. Upon a subsequent disposition of the shares received from the exercise of an option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

SARs. The recipient of a grant of SARs will not realize taxable income and ITT Industries will not be entitled to deduction with respect to such grant on the date of such grant. Upon the exercise of a SAR, the recipient will realize ordinary income, and ITT Industries will be entitled to a corresponding deduction, equal to the amount of cash or fair market value of stock received.

Restricted Stock. A participant holding restricted stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting, and ITT Industries will be entitled to a corresponding deduction for federal income tax purposes. Dividends paid to the participant on the restricted stock during the restriction period will generally be ordinary income to the participant and deductible as such by ITT Industries.

Restricted Stock Units. A participant holding restricted stock units will, at the time the units vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting, and ITT Industries will be entitled to a corresponding deduction for federal income tax purposes.

Federal Tax Consequences — ITT Industries. In general, ITT Industries will receive an income tax deduction at the same time and in the same amount as the amount which is taxable to the employee as compensation, except as provided below under “Section 162(m).” To the extent a participant realizes capital gains, as described above, ITT Industries will not be entitled to any corresponding deduction for federal income tax purposes.

Section 162(m). Under Section 162(m) of the Internal Revenue Code, compensation paid to “Covered Employees” in excess of $1 million for any taxable year generally is not deductible by ITT Industries unless such compensation meets the IRS guidelines as “performance-based compensation,” and is paid pursuant to a plan the material terms of which have been approved by shareholders of ITT Industries.

Generally, “Covered Employee” under Section 162(m) means the chief executive officer and the four other highest paid executive officers of ITT Industries as of the last day of the applicable taxable year.

It is presently anticipated that the Committee will at all times consist of “outside directors” as required for purposes of Section 162(m), and that the Committee will take the effect of Section 162(m) into consideration in structuring Plan awards.

New Plan Benefits. The benefits that will be received under the Plan by particular individuals or groups are not determinable at this time.

Board of Directors Recommendation. The accompanying proxy will be voted in favor of approval of the Plan unless contrary instructions are noted on the proxy. The affirmative vote of a majority of the shares of common stock present in person or by proxy are entitled to vote at the annual meeting is required for adoption of the Plan.

The Board of Director recommends you vote “FOR” approval of the ITT Industries, Inc. 2003 Equity Incentive Plan.

The following table sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2002.

Equity Compensation Plan Information

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (thousands)

Equity Compensation Plans Approved by Security Holders(1)	7,887	$35.59	5,898

Equity Compensation Plans Not Approved by Security Holders	None	None	None

Total	7,887	$35.59	5,898(2)

(1)	Equity compensation plans approved by shareholders include the 1994 ITT Industries Incentive Stock Plan, the ITT Industries 1996 Restricted Stock Plan for Non-Employees Directors and the 2002 ITT Industries Stock Option Plan for Non-Employee Directors.

(2)	As previously noted, if the ITT Industries, Inc. 2003 Equity Incentive Plan is approved, no additional awards, including awards of restricted stock, will be granted under the plans referred to in footnote(1) above. Under the ITT Industries, Inc. 2003 Equity Incentive Plan, restricted stock and restricted stock units may be awarded up to a maximum aggregate grant of 150,000 in any one plan year to any one participant.

Information about the Board of Directors

Responsibilities of the Board of Directors. The Board sets policy for ITT Industries and advises and counsels the chief executive officer and the executive officers who manage the Company’s business and affairs. In December 2002, the Board eliminated its Capital Committee. Responsibilities of the Capital Committee are now the responsibilities of the full Board. The Board is responsible for assuring that:

•	there is continuity in the leadership of ITT Industries;

•	management develops sound business strategies;

•	adequate capital and managerial resources are available to implement the business strategies;

•	ITT Industries’ systems of financial reporting and internal controls are adequate and properly implemented;

•	ITT Industries’ businesses are conducted in conformity with applicable laws and regulations;

•	the Company’s long term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions, including assessment of balance sheet impacts and other financial matters are reviewed and approved;

•	the Company’s operating plans and capital, research and development and engineering budgets are reviewed and approved; and

The Board of Directors has adopted principles for governance of the Board. The Governance Principles provide, among other things, that a coordinating Director shall be selected from the Committee chairs, on a rotating basis, to preside at meetings of the Board of Directors at which the Chairman is not present, including regularly scheduled private sessions of the non-employee Directors. Each coordinating director shall serve until the next regular or special meeting of the Board of Directors, whichever occurs first.

Independent Directors. ITT Industries’ By-laws require that a majority of the Directors shall be independent directors. The Charters of the Audit, Compensation and Personnel, and Nominating and Governance Committee require all members to be independent directors, as defined in the Director Independence Appendix to the Charters.

An independent director is someone who is free of any relationship that would interfere with the exercise of independent judgement, and within the past 5 years:

•	has not been employed by ITT Industries in an executive capacity;

•	has not been an advisor or consultant to ITT Industries, and has not been affiliated with a company or a firm that is;

•	has not been affiliated with a significant customer or supplier of ITT Industries;

•	has not had a personal services contract with ITT Industries;

•	has not been affiliated with a tax-exempt entity that receives significant contributions from ITT Industries;

•	has not been related to any of the persons described above; and

•	has not been part of an interlocking directorate in which an executive officer of the Company is a member of the compensation committee of the company that employs the Director.

Committees of the Board of Directors. The four standing Committees of the Board that are described below perform essential corporate governance functions. The post of Committee Chair and the members of each Committee are rotated periodically to assure that fresh points of view are reflected.

Audit Committee

2002 Audit Committee Members:

Christina A. Gold, Chair John J. Hamre Raymond W. LeBoeuf Frank T. MacInnis Linda S. Sanford

2003 Audit Committee Members as of February 2003:

Christina A. Gold, Chair Ralph F. Hake Raymond W. LeBoeuf Frank T. MacInnis Markos I. Tambakeras

Meetings in 2002:	7

Responsibilities:	• Subject to any action that may be taken by the full Board, the Audit Committee has the ultimate authority and responsibility to appoint (or nominate for shareholder ratification), evaluate, and where appropriate, replace the independent auditors.

• Review with management and the independent auditors and approve the audited financial statements of the Company and make a recommendation regarding inclusion of those financial statements in any public filing including the Company’s Annual Report on Form 10-K (or the

Annual Report to Shareholders if distributed prior to the filing of Form 10-K).

• Review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61.

• Review with management and the independent auditors the effect of regulatory and accounting initiatives in the Company’s financial statements.

• As a whole, or through the Committee chair, review with the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission (“SEC”) prior to release of the Company’s earnings report or the filing of its Form 10-Q with the SEC.

• Discuss with management and the independent auditors the quality and adequacy of the Company’s internal controls and their effectiveness, and meet regularly and privately with the Director of Internal Audit.

• Annually request from the independent auditors a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. With respect to such relationships, the Audit Committee shall:

• Discuss with the independent auditors any disclosed relationships and the impact of the relationship on the independent auditor’s independence; and

• Recommend appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

• Adopt and monitor implementation and compliance with the Company’s Non-Audit Services Policy which addresses approval requirements and the limited circumstances in which the independent auditor or outsourced internal auditor may be retained for non-audit services.

• Confirm the scope of audits to be performed by the independent and internal auditors, monitor progress and review results. Review fees and expenses charged by the independent auditors and any party retained to provide internal audit services.

• On a regular basis, discuss with the independent auditors the independent auditors internal quality control procedures, material issues raised in quality control or peer review and any inquiries by governmental or professional authorities regarding the firms’ independent audits of other clients.

• Review significant findings or unsatisfactory internal audit reports, and monitor management’s response to such findings.

• Provide oversight review and discuss with management, internal auditors and independent auditors, the adequacy and effectiveness of the Company’s overall risk assessment process.

• Review its Charter at least annually and make recommendations to the Board of Directors for approval and adoption of the Charter.

• Review pension plan investment performance.

• Review expense accounts of senior executives.

• Update the Board of Directors on a regular basis with respect to matters coming to its attention which may have a significant impact on the Company’s financial condition or affairs.

• Review all material related party transactions prior to initiation of the transaction and make recommendations to the Board of Directors for approval or disapproval.

• In conjunction with the Board of Directors, evaluate the qualifications of its members and its own performance on a regular basis.

• Meet privately, on a regular basis, with the independent auditors and internal auditors, and other members of management as needed.

• Establish policies regarding the employment and retention of current or former employees of the Company’s independent auditor or outsourced internal auditor.

• With respect to complaints concerning accounting, internal accounting controls or auditing matters:

• Review and approve procedures for receipt, retention and treatment of complaints received by the Company; and

• Establish procedures for the confidential, anonymous submission of complaints to the Audit Committee

• Establish levels for payment by the Company of fees to the independent auditors and any advisors retained by the Audit Committee.

• Receive regular reports from the Chief Executive Officer, Chief Financial Officer and the Company’s Disclosure Control Committee representative on the status of the Company’s disclosure controls and related certifications, including disclosure of any significant deficiencies in the design or operation of internal controls and any fraud that involves management or other employees with a significant role in internal controls.

• Prepare the Report of the Audit Committee for the Company’s proxy statement.

A copy of the Audit Committee’s Charter is attached as Appendix II.

Compensation and Personnel Committee

2002 Compensation and Personnel Committee Members:

Curtis J. Crawford, Chair Raymond W. LeBoeuf Frank T. MacInnis Linda S. Sanford Markos I. Tambakeras

2003 Compensation and Personnel Committee Members as of February 2003:

Curtis J. Crawford, Chair Frank T. MacInnis Linda S. Sanford Markos I. Tambakeras

Meetings in 2002:	5

Responsibilities:	• Approve and oversee administration of ITT Industries’ employee compensation program.

• Evaluate senior management performance, set annual performance objectives for the chief executive officer and approve individual compensation actions for the chief executive officer and all corporate officers.

• Oversee the establishment and administration of ITT Industries’ benefit programs.

• Select and retain independent compensation and benefits consultants and other outside counsel, as needed, to provide independent advice to the Committee with respect to ITT Industries’ current and proposed executive compensation and employee benefit programs. In 2002 and prior years, the Committee obtained such advice.

• Oversee and approve the continuity planning process.

• Prepare the Report of the Compensation and Personnel Committee for the Company’s proxy statement.

• Regularly review its performance.

Corporate Responsibility Committee

2002 Corporate Responsibility Committee Members:

Linda S. Sanford, Chair Rand V. Araskog Curtis J. Crawford Christina A. Gold Markos I. Tambakeras

2003 Corporate Responsibility Committee Members as of February 2003:

Linda S. Sanford, Chair Rand V. Araskog Curtis J. Crawford John J. Hamre

Meetings in 2002:	4

Responsibilities:	• Review and make recommendations concerning ITT Industries’ roles and responsibilities as a good corporate citizen.

• Review and consider major claims and litigation involving ITT Industries and its subsidiaries.

• Examine ITT Industries’ programs and policies for effecting compliance with laws and regulations, including international and environmental laws and regulations.

• Meet regularly with the Corporate Compliance Officer to assess the adequacy and effectiveness of ITT Industries’ Code of Corporate Conduct and to review any violations of the Code.

• Regularly review its performance.

Nominating and Governance Committee

2002 Nominating and Governance Committee Members:

Raymond W. LeBoeuf, Chair Curtis J. Crawford Christina A. Gold John J. Hamre Frank T. MacInnis

2003 Nominating and Governance Committee Members as of February 2003:

Raymond W. LeBoeuf, Chair Christina A. Gold Ralph F. Hake John J. Hamre

Meetings in 2002:	6

Responsibilities:	• In the event it is necessary to select a new chief executive officer, lead the process for candidate evaluation, consideration and screening. The full Board of Directors has the final responsibility to select the Company’s chief executive officer.

• Evaluate and make recommendations to the Board of Directors concerning the composition and structure of the Board.

• Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement age of Directors.

• Administer the Board of Directors evaluation process.

• Evaluate and propose nominees for election to the Board of Directors.

• Make recommendations to the Board of Directors concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.

• Regularly review its performance.

During 2002, there were 6 regularly scheduled Board meetings, three special Board meetings and 27 Committee meetings. All Directors attended at least 75% of the aggregate of all meetings of the Board and the Committees on which they served. For 2003, the Board has scheduled six regular meetings. In conjunction with the regular meetings, those Directors who are not employees of ITT Industries are scheduled to meet privately several times during the year. The Board of Directors has identified Ralph F. Hake and Raymond W. LeBoeuf as audit committee financial experts.

Compensation of Directors. Non-employee Directors are paid annual retainers of $50,000 and attendance fees of $2,000 for each Board and $1,000 for each Committee meeting (of which they are a member) they attend. The annual retainer is paid in shares of restricted stock that are held in escrow until the restrictions lapse. The number of restricted shares is determined by dividing into $50,000 the average of the high and low sales prices per share of ITT Industries’ common stock on the date of the annual meeting or as soon thereafter as legally permissible. Any fractional share is paid in cash. If the ITT Industries, Inc. 2003 Equity Incentive Plan is approved, we expect that restricted stock grants to Directors for their 2003 annual retainer will be determined and awarded on a date subsequent to the 2003 Annual Meeting in order to permit the Company to complete the Securities Act registration and NYSE listing of shares of restricted stock to be granted under the ITT Industries, Inc. 2003 Equity Incentive Plan.

Directors receive dividends on the restricted shares and may vote the shares during the restriction period. Directors may choose to extend the restriction period for up to two successive five year periods, or until six months and one day following the Director’s termination of service from the Board under certain permitted circumstances. Attendance fees are paid in cash. Directors can annually irrevocably elect to defer receipt of attendance fees to a future date, up to the time the Director’s service on the Board ends. Such fees are treated as though invested in an interest bearing account. Mr. Giuliano, as an employee Director, does not receive compensation for his Board service.

Each Director’s restricted shares are held in escrow and may not be transferred in any manner until one of the following events occurs:

•	the fifth anniversary of the grant of the shares unless extended as provided for above;

•	the Director retires at age 72;

•	there is a change of control of the Company;

•	the Director becomes disabled or dies;

•	the Director’s service is terminated in certain specified, limited circumstances; or

•	any other circumstance in which the Compensation and Personnel Committee believes, in its sole discretion, that the purposes for which the grants of restricted stock were made have been fulfilled and, as such, is consistent with the intention of the Plan.

The ITT Industries’ 1996 Restricted Stock Plan for Non-Employee Directors provides that if a Director ceases serving on the Board under any other circumstances, shares with respect to which the Plan restrictions have not been lifted will be forfeited.

Non-employee Directors also receive an annual grant of stock options. On May 7, 2002 each non-employee Director received a grant of stock options for 1,780 shares priced at the closing price of ITT Industries stock as of the May 7, 2002 annual meeting at which the 2002 ITT Industries Stock Option Plan for Non-Employee Directors was adopted by the Company’s shareholders. In subsequent years, non-employee Directors’ stock option grants will be priced and awarded on the same day that employee stock options are priced and awarded.

If the Company’s 2003 Equity Incentive Plan is adopted by shareholders at the 2003 Annual Meeting, no further awards will be made under the ITT Industries 1996 Restricted Stock Plan for Non-Employee Directors and the 2002 ITT Industries Stock Option Plan for Non-Employee Directors.

The Board of Directors has established Director share ownership guidelines. The guidelines currently provide for desired Director share ownership levels at four times the annual retainer amount.

Directors are reimbursed for the expenses they incur to travel to Board and Committee meetings.

Director Nomination Policy. No one may be nominated for election as a Director after he or she has reached 72 years of age. The Nominating and Governance Committee will consider shareholder nominations for Directors that meet the requirements of ITT Industries’ By-laws. (A copy of the nomination requirements may be obtained from the Secretary of ITT Industries.)

Indemnification and Insurance. As permitted by its By-laws, ITT Industries indemnifies the Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them. All Directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $750,000 of coverage. They may elect to purchase additional coverage under that policy. Non-employee Directors also may elect to participate in an optional non-contributory group life insurance plan that would provide $100,000 of coverage.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

• Role of the Audit Committee.

The Audit Committee of the Board of Directors provides oversight on matters relating to the Company’s financial reporting process and assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things, 1) the appointment, compensation and oversight of the independent auditors in preparing or issuing audit reports and related work; 2) review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements; 3) oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing related complaints; 4) review of risk assessment processes; and 5) adoption of and monitoring the implementation and compliance with a non-audit services policy. The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s outsourced internal auditor. The Audit Committee discussed with the Company’s outsourced internal auditors and independent auditors the plans for their respective audits. The Audit Committee met with the outsourced internal auditors and independent auditors, with and without management present, and discussed results of their examinations, their evaluation of the Company’s internal controls, and the availability of the Company’s financial reporting.

The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company. Any individual may also bring matters to the Audit Committee confidentially or on an anonymous basis.

• Audit Committee Charter.

The Board of Directors has adopted a written charter for the Audit Committee, which it reviews, and at least annually updates and/or reaffirms. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

• Composition of the Audit Committee.

The Audit Committee is comprised of five members of the Company’s Board. The Board of Directors has determined that each Audit Committee member meets the independence standards set out in the Audit Committee Charter and Director Independence Appendix and the requirements of the New York Stock Exchange currently in effect. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and several have accounting or related financial management expertise. The Board of Directors has identified Ralph F. Hake and Raymond W. LeBoeuf as audit committee financial experts.

• Regular Review of Financial Statements.

During 2002, the Audit Committee reviewed and discussed the Company’s 2002 audited financial statements with management. The Audit Committee, management and the Company’s independent auditors reviewed and discussed the Company’s unaudited financial statements before the release of each quarters’ earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

• Communications with Independent Auditors.

The Audit Committee has discussed with Deloitte & Touche LLP, the independent auditors, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”), as modified or supplemented by the Auditing Standards Boards of the American Institute of Certified Public Accountants. These discussions included all matters required by SAS 61, including independent auditors’ responsibilities under generally accepted auditing standards in the United States, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates. The Audit Committee met privately with the independent auditors three times during 2002.

• Independence of Independent Auditors.

The Company’s independent auditors are directly accountable to the Audit Committee and the Board. The Audit Committee has received from the independent auditors required written disclosures, including a formal written statement, setting out all the relationships between the Company and its independent auditors, as required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board. The Audit Committee has discussed the independent auditors’ independence, any disclosed relationships and the impact of those relationships on the independent auditors’ independence.

• Recommendation Regarding Annual Report on Form 10-K.

In performing its oversight function during 2002 with regard to financial statements for 2002, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as the Independent Auditors. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board that the financial statements be included in the Annual Report on Form 10-K for that year (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).

This report is furnished by the members of the Audit Committee during 2002 and 2003.

2002 Audit Committee	2003 Audit Committee
Christina A. Gold, Chair	Christina A. Gold, Chair
John J. Hamre	Ralph F. Hake
Raymond W. LeBoeuf	Raymond W. LeBoeuf
Frank T. MacInnis	Frank T. MacInnis
Linda S. Sanford	Markos I. Tambakeras

Executive Compensation

Report of the Compensation and Personnel Committee

The Compensation and Personnel Committee of the Board of Directors establishes executive compensation policies. This report discusses the application of these policies to ITT Industries’ executive officers in general, and the rationale for the decisions affecting the compensation as reported for 2002 of Louis J. Giuliano and each of the four other named executive officers in the Summary Compensation Table.

ITT Industries is a global, multi-industry engineering and manufacturing company with leading positions in the markets that it serves. ITT Industries has approximately 38,000 employees located in 48 countries with 2002 sales of approximately $4.99 billion and assets of approximately $5.39 billion. In establishing compensation policies and programs for 2002, the Committee considered compensation provided to executives of corporations similar to ITT Industries in terms of assets, sales and revenues, and earnings. These corporations consisted of leading manufacturing companies in the S&P Industrials Index.

ITT Industries’ executive compensation program historically has been designed to attract, engage, reward, and retain capable and motivated executives and to provide incentives that vary depending upon the attainment of short-term performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program has been to provide ITT Industries’ executives with incentives directly linked to shareholder value. In reviewing ITT’s compensation programs, the Committee has agreed with management’s desire to provide a closer link between compensation and performance. The Company believes that the measures of performance in its compensation programs must be aligned with the measures that are key to the success of its businesses. The stronger link between compensation and performance is intended to provide incentives for achieving financial and business objectives, increasing the value of the Company’s stock and increasing value to our shareholders.

The Compensation Program. The executive compensation program of ITT Industries is based on current competitive compensation practices as well as on performance measures and policies that focus on the continued growth of shareholder value. The compensation for ITT Industries’ executives consists of base salary, annual incentives, stock-based programs, long-term incentives, and employee benefits. The Summary Compensation Table reflects payments and awards made to Louis J. Giuliano and each of the four other named executive officers during the three years ended 2002.

• Base Salary.

Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Based on a recent

ITT Industries’ compensation survey, ITT Industries’ senior executive salaries are at competitive levels. Salaries provide a necessary element of stability in the total pay program. Salary increases are based primarily on merit, and during 2002 the normal interval between salary reviews for all executives was twelve months.

The Committee reviewed the performance of the named executive officers of ITT Industries during 2002. The Committee will continue to review and assess the performance of the chief executive officer and all senior executives and will authorize salary actions as are appropriate, commensurate with relevant competitive data and the approved ITT Industries’ salary administration program. As of March 1, 2003, the annual salaries of the named executive officers of ITT Industries were as follows: Mr. Giuliano, $950,000 Mr. Anderson, $530,000; Mr. Ayers, $445,000; Mr. Maffeo, $395,000; and Mr. Driesse, $360,000.

• Annual Incentive Plan.

For 2002, the named executive officers participated in the ITT Industries 1997 Annual Incentive Plan for Executive Officers approved by ITT Industries’ shareholders in 1997. Bonus amounts paid under the plan were based on the financial performance of ITT Industries during 2002 as compared with the annual performance goals established and approved by the Committee at the beginning of the 2002 performance year. The amounts paid with respect to performance year 2002 reflect ITT Industries’ outstanding overall operational and financial performance during the year. The bonus awards for 2002 shown in the Summary Compensation Table following this report include payments in accordance with the annual incentive plan as well as supplemental payments outside the plan to Messrs. Giuliano, Anderson, Ayers and Maffeo in recognition of additional performance factors.

• Long-Term Incentive Award Program

ITT Industries’ Long-Term Incentive Award Program is based on the competitive market and designed to link incentive awards to shareholder value. The target value of each award is determined as a percent of base salary and program parameters are approved each year by the Compensation and Personnel Committee. All executives are eligible to participate in the program through non-qualified stock options. For senior executives, the total award value is split equally between non-qualified stock options and target cash awards.

• Stock-Based Awards.

Stock options are the incentive component utilized for all executive participants in the Company’s Long-Term Incentive Award Program described above. Stock options provide long-term incentives that are directly related to the performance of ITT Industries’ common stock. Non-qualified stock options have terms of ten years and two days, and closely align executives’ interests with those of other shareholders. The stock option tables on pages 39 and 40 provide information relating to stock options held by the individuals named in the Summary Compensation Table.

Approximately 1,866,150 shares of non-qualified stock options were granted effective January 2, 2003 to approximately 486 executives under the 1994 ITT Industries Incentive Stock Plan (the “1994 Plan”). Grants to the named executive officers were as follows: Mr. Giuliano, 80,000 shares; Mr. Anderson, 30,000 shares; Mr. Ayers, 21,000 shares; Mr. Maffeo, 20,000 shares; and Mr. Driesse, 20,000 shares. For Mr. Giuliano, and the other named executive officers, such options were granted at an option exercise price of $61.82 per share and will become exercisable upon the earlier of an appreciation in ITT Industries’ common stock price of 25% above the grant price for ten consecutive trading days, or nine years from the date of grant.

ITT Industries is presenting to the shareholders at the annual meeting the new ITT Industries 2003 Equity Incentive Plan for approval. If this Plan is adopted by shareholders, no further awards will be made to employees under the 1994 Plan. See page 12, Proposal C. ITT Industries, Inc. 2003 Equity Incentive Plan, herein for summary information regarding this Plan and Appendix I hereto for the provisions of the Plan itself.

• Long-Term Incentive Plan.

The ITT Industries 1997 Long-Term Incentive Plan approved by shareholders in 1997 authorizes performance awards to be made to key employees of ITT Industries at the discretion of the Committee. It has been Company practice that only senior executives participate in this plan. Awards made under this plan are expressed as target cash awards and comprise one-half of the total long-term incentive value for senior executives. The nonqualified stock options described above comprise the other half.

The Long-Term Incentive Plan provides that the Committee shall determine the size and frequency of awards, performance measures, performance goals and performance periods. The size of the awards is determined by the Committee in order to meet competitive practice. Payment, if any, of awards generally will be made at the end of the applicable performance period and will be based on ITT Industries’ performance as compared with the performance measures approved by the Committee prior to the performance period.

Payment, if any, of awards may be made in whole or in part, at the discretion of the Committee, in the form of cash and/or common stock of ITT Industries. The Committee determined that payment for the 2000 awards be made wholly in cash. It is anticipated that future payments under the Plan will also be made entirely in cash.

The Long-Term Incentive Plan enables the Committee to make adjustments to awards and increase or decrease payment values based upon events or circumstances, including but not limited to acquisitions or divestitures, having a material impact on the overall performance of ITT Industries.

On January 2, 2003 the Committee granted target awards under the long-term incentive plan to 52 key employees, including Messrs. Giuliano, Anderson,

Ayers, Maffeo, and Driesse. The performance period with respect to the 2003 awards is three years beginning January 1, 2003. The 2003 target awards made to each of the individuals named in the Summary Compensation Table are as follows: Mr. Giuliano, $1,653,600; Mr. Anderson, $620,100; Mr. Ayers, $434,100; Mr. Maffeo, $413,400; and Mr. Driesse, $413,400. The ultimate value, if any, of each of these awards will be determined in accordance with the established performance measurement formula for the target awards granted in 2003. The award amounts set forth above would be the amounts payable if the formula results in payment at the 100% level. Payment, if any, with respect to the 2003 target awards will be based on the Company’s total shareholder return performance compared with the other S&P® Industrial companies.

Messrs. Giuliano, Anderson, Ayers, Maffeo and Driesse received grants of awards in 2000 under the ITT Industries 1997 Long-Term Incentive Plan. These awards were subject to a three-year performance period ending December 31, 2002 and were subject to achievement of pre-established goals, as approved by the Committee in 2000, measuring ITT Industries’ performance with respect to total shareholder return against the performance of the other S&P® Industrial companies. Long-Term Incentive Plan payments were made in strict accordance with the plan as measured for the period January 1, 2000 through December 31, 2002 and are shown in the Summary Compensation Table on page 38. Based on the Company’s performance at the 93.6 percent rank of the S&P® Industrial companies, payout was at 200% of target, which was in accordance with the approved formula. The Committee determined that payment be made wholly in cash.

• Share Ownership Guidelines

At their meeting on March 5, 2001, the Committee endorsed Share Ownership Guidelines for corporate officers of ITT Industries, and such guidelines were approved by the ITT Industries Board of Directors on March 6, 2001. These guidelines specify the desired levels of Company stock that each officer should own and encourage a set of behaviors to enable each officer to reach the guideline levels of ownership.

The approved guidelines require share ownership expressed as a multiple of base salary for all corporate officers. Specifically the guidelines apply as follows: chief executive officer at four times base salary; chief financial officer at three times base salary; senior vice presidents and management company presidents at two times base salary; and all other corporate vice presidents at one times base salary.

In achieving these ownership levels, shares owned outright, Company restricted stock, shares held in the Company’s dividend reinvestment plan, shares owned in the Company’s investment and savings plan, and “phantom” shares held in the deferred compensation plan are considered. To attain the ownership levels set forth in the guidelines it is expected that any restricted shares that become unrestricted will be held, that all shares earned through any payout of the Company’s long-term incentive plan will be held, and that all shares acquired through exercise of stock options will be held, except in all cases to the extent that tax obligations need to be met. The Committee will monitor compliance with the guidelines periodically. As of January 1, 2003, substantially all of the Company’s corporate officers have met their share ownership levels.

• Employee Benefits.

Executives also participate in ITT Industries’ broad-based employee benefits program that includes a pension program, an investment and savings plan, group medical and dental coverage, group life insurance, and other benefit plans. The named executive officers also participate in certain other benefit programs that are described on pages 41 through 46.

Under the deferred compensation plan, executives with an annual base salary of $200,000 or more may elect to defer receipt of all or a portion of their annual incentive. The amount of deferred compensation ultimately received is based on the performance of benchmark investment funds made available under the plan as selected by the executive. Participants in the plan may elect a fund that tracks the performance of ITT Industries common stock.

Although the Committee believes that ITT Industries should strive to structure its compensation program for senior executives in a manner that would permit deductibility under the Internal Revenue Code, it realizes that the evaluation of the overall performance of the senior executives cannot be reduced in all cases to a fixed formula. There may be situations in which the prudent use of discretion in determining pay levels is in the best interest of ITT Industries and its shareholders. Under some circumstances the use of discretion in determining appropriate amounts of compensation may be desirable. In those situations where discretion is used, compensation may not be fully deductible on ITT Industries’ tax return. However, the Committee does not believe that such loss of deductibility would have any material impact on the financial condition of ITT Industries.

This report is furnished by the members of the Compensation and Personnel Committee during 2002 and 2003.

2002 Compensation and Personnel Committee	2003 Compensation and Personnel Committee
Curtis J. Crawford, Chair	Curtis J. Crawford, Chair
Raymond W. LeBoeuf	Frank T. MacInnis
Frank T. MacInnis	Linda S. Sanford
Linda S. Sanford	Markos I. Tambakeras
Markos I. Tambakeras

Performance Graph

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

ITT Industries, Inc.	$100	$129	$111	$131	$173	$209
S&P© 500	$100	$129	$156	$141	$125	$97
S&P© 500 Industrials Index	$100	$111	$135	$143	$134	$99
S&P© MidCap Industrial Machinery Index (1)	$100	$83	$85	$81	$109	$82

(1)	The performance of this index is voluntarily provided, as it represents companies more closely comparable to ITT Industries.

Compensation of Executive Officers

The following table shows the annual and long-term compensation paid or awarded during the three-year period ended December 31, 2002 to the chief executive officer and the four other most highly paid executive officers of ITT Industries for 2002.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts
						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)	(#)(2)	($)(3)	($)(4)
Louis J. Giuliano	2002	921,912	1,850,000	8,385	—	100,000	1,448,200	32,267
Chairman, President and	2001	849,231	1,350,000	7,875	—	120,000	785,343	29,723
Chief Executive	2000	623,558	632,391	10,222	—	65,000	411,041	21,620
Officer — ITT Industries
David J. Anderson	2002	512,173	615,000	7,536	—	40,000	700,000	17,926
Senior Vice President	2001	478,215	400,000	6,715	—	35,000	—	16,575
and Chief Financial	2000	450,000	364,257	199,857	—	—	—	14,538
Officer — ITT Industries
Robert L. Ayers	2002	432,107	365,000	5,530	—	25,000	557,000	15,124
Senior Vice President —	2001	418,809	265,000	—	—	25,000	235,680	14,658
ITT Industries and	2000	403,200	289,847	200,000	—	25,000	—	14,088
President — Fluid
Technology
Vincent A. Maffeo	2002	380,008	390,000	9,214	—	25,000	534,800	13,300
Senior Vice President	2001	368,415	247,165	574	—	24,000	376,932	12,894
and General Counsel —	2000	354,469	264,896	553	—	24,000	308,821	12,406
ITT Industries
Henry J. Driesse	2002	330,665	368,500	2,975	—	25,000	267,400	11,573
Senior Vice President —	2001	310,246	270,000	—	—	25,000	172,726	10,859
ITT Industries and	2000	253,394	247,500	—	—	12,000	141,363	8,869
President — Defense

(1)	Amounts shown in this column for Messrs. Giuliano, Anderson, Ayers, and Maffeo are tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits. The amount for Mr. Anderson includes tax reimbursement allowances of $191,357 with respect to relocation expenses of $214,838 during 2000. The amount for Mr. Ayers includes a payment of $200,000 in 2000 in connection with his offer of employment.

(2)	The named executive officers do not hold any stock appreciation rights in connection with the options shown.

(3)	Amounts shown in this column for 2002 represent the aggregate payout value of the 2000 target award subject to a 3-year performance period ended December 31, 2002. Payments were made entirely in cash. Amounts shown in this column for 2001 represent the aggregate payout value of the 1999 target award subject to a 3-year performance period ending December 31, 2001. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries common stock valued at $50.50, the closing price on December 31, 2001. The shares issued to the named officers were as follows: Mr. Giuliano, 7,775 shares; Mr. Ayers, 2,333 shares; Mr. Maffeo, 3,731 shares; and Mr. Driesse, 1,710 shares. Amounts shown in this column for 2000 represent the aggregate payout value of the 1998 target award subject to a 3-year performance period ending December 31, 2000. Payments of the aggregate amounts were made 50% in the form of cash and 50% in the form of shares of ITT Industries common stock valued at $38.75, the closing price on December 31, 2000. The shares issued to the named officers were as follows: Mr. Giuliano, 5,303 shares; Mr. Maffeo, 3,977 shares; and Mr. Driesse, 1,824 shares.

(4)	The amounts shown in this column for all named executive officers are company contributions under the ITT Industries Investment and Savings Plan for Salaried Employees and the ITT Industries Excess Savings Plan, which are defined contribution plans. ITT Industries makes a matching contribution in an amount equal to 50% of an employee’s contribution, such matching contribution not to exceed three percent (3%) of such employee’s salary. Under these plans, ITT Industries also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee’s salary. The amounts applicable to the Excess Savings Plan for 2002 were as follows: Mr. Giuliano, $25,267; Mr. Anderson, $10,926; Mr. Ayers, $8,124; Mr. Maffeo, $6,300; and Mr. Driesse, $4,573.

Option Grants During 2002

The following table provides information about options granted on January 2, 2002 to each of the named executive officers of ITT Industries. The options awarded to Messrs. Giuliano, Anderson, Maffeo, Ayers and Driesse become exercisable upon the earlier of:

•	a 25% increase in the closing price on the New York Stock Exchange above the option exercise price for a period of ten consecutive trading days, or

•	the ninth anniversary of the date the options were granted.

The options granted on January 2, 2002 became exercisable on April 18, 2002 because the target increase in share price was achieved.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options/			Rates of Stock Price
	Underlying	SARs	Exercise		Appreciation for
	Options/	Granted to	or Base		Option Term(2)
	SARs	Employees in	Price $/	Expiration
Name	Granted #(1)	2002(1)	Share	Date	5%	10%

Louis J. Giuliano	100,000	4.8%	$50.65	1-4-2012	$3,184,000	$8,073,000
David J. Anderson	40,000	1.9%	$50.65	1-4-2012	$1,273,600	$3,229,200
Robert L. Ayers	25,000	1.2%	$50.65	1-4-2012	$796,000	$2,018,250
Vincent A. Maffeo	25,000	1.2%	$50.65	1-4-2012	$796,000	$2,018,250
Henry J. Driesse	25,000	1.2%	$50.65	1-4-2012	$796,000	$2,018,250

(1)	ITT Industries did not grant SARs during 2002.

(2)	At the end of the term for the options granted on January 2, 2002, the projected price of a share of ITT Industries’ common stock would be $82.49 and $131.38 at assumed annual appreciation rates of 5% and 10%.

Aggregated Option Exercises During 2002 and Year-End Option Values

The table below provides information about:

•	options exercised during 2002 by the named executive officers, and

•	the value of each of their unexercised options at December 31, 2002, calculated using the $60.69 closing price of the ITT Industries’ common stock on December 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at		Options/SARs Held at
	Shares		FY-End(#)(1)		FY-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Louis J. Giuliano	216,446	8,297,142	868,056	0	27,951,720	0
David J. Anderson	20,000	584,974	105,000	0	2,048,850	0
Robert L. Ayers	27,500	640,519	62,500	0	1,188,500	0
Vincent A. Maffeo	50,000	1,292,850	146,000	0	3,591,370	0
Henry J. Driesse	26,327	999,731	152,168	0	4,500,151	0

(1)	There are no SARs outstanding.

Long-Term Incentive Plan — 2002 Awards

The following table provides information about target awards made to each of the named executive officers during 2002. The final payment value, if any, of the target awards will be determined based on ITT Industries’ total shareholder return performance measured against the other S&P® Industrial companies. Payment, if any, would be made following the completion of the three-year performance period.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts
			Under Non-Stock
	Number of	Performance or	Price-Based Plans
	Shares, Units	Other Period Until
	or Other Rights	Maturation or	Threshold	Target	Maximum
Name	(#)	Payout	($)	($)	($)

Louis J. Giuliano	—	1/1/02-12/31/2004	706,000	1,412,000	2,824,000
David J. Anderson	—	1/1/02-12/31/2004	282,400	564,800	1,129,600
Robert L. Ayers	—	1/1/02-12/31/2004	176,500	353,000	706,000
Vincent A. Maffeo	—	1/1/02-12/31/2004	176,500	353,000	706,000
Henry J. Driesse	—	1/1/02-12/31/2004	176,500	353,000	706,000

Senior Executive Severance Pay Arrangements

Senior executives who are U.S. citizens or who are employed in the United States are covered by the ITT Industries, Inc. Senior Executive Severance Pay Plan. If a covered executive is terminated by ITT Industries, that executive would be eligible to receive severance pay unless the executive is terminated for cause, terminated after the executive’s normal retirement date, or in certain divestiture instances where the executive accepts employment or refuses comparable employment. There is no severance in cases where the executive voluntarily leaves the Company. The amount of severance pay depends upon the executive’s base pay and years of service. The amount will not exceed 24 months of base pay, or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. ITT Industries’ obligation to continue severance payments stops if the executive does not comply with non-competition provisions of the plan or with ITT Industries’ Code of Corporate Conduct.

If a covered executive receives or is entitled to receive other compensation from ITT Industries, the amount of that compensation could be used to offset amounts otherwise payable under the plan. During the period in which the executive continues to receive severance payments, the executive will have a limited right to continue to be eligible for participation in certain benefit plans.

Messrs. Giuliano, Anderson, Ayers, Maffeo, and Driesse participate in the plan.

Special Senior Executive Severance Pay Plan

The ITT Industries, Inc. Special Senior Executive Severance Pay Plan provides severance benefits for covered executives whose employment is terminated other than for cause or where the covered executive terminates his or her employment for good reason within two years after the occurrence of an acceleration event as defined in the Change of Control Arrangements described below. The plan provides two levels of benefits for covered executives, based on their position within the Company. If an executive were terminated within two years of an acceleration event, he or she would be entitled to

•	two or three times the highest annual base salary rate during the three years immediately preceding termination and two or three times the highest bonus paid or awarded in the three years preceding an acceleration event;

•	continuation of health and life insurance benefits and certain perquisites at the same levels for two or three years;

•	a lump sum payment equal to the difference between the total lump sum value of his or her pension benefit under the Company’s pension plans and the total lump sum value of his or her pension benefit under the pension plans after crediting an additional two or three years of age and eligibility and benefit service using the highest annual base salary rate and bonus for purposes of determining final average compensation under the pension plans;

•	credit for an additional two or three years of age and two or three years of eligibility service under the retiree health and retiree life insurance benefits;

•	a lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination times the highest percentage rate of the company’s contributions to the ITT Industries Investment and Savings Plan for Salaried Employees and the Excess Savings Plan; and

•	tax gross-up of certain of the payments.

Messrs. Giuliano, Anderson, Ayers, Maffeo, and Driesse are covered at the highest level of benefits.

Change of Control Arrangements

The payment or vesting of awards or benefits under the plans listed below would be accelerated upon the occurrence of a change of control of ITT Industries. There would be a change of control if one of the following acceleration events occurred:

1.	A report on Schedule 13D would be filed with the Securities and Exchange Commission disclosing that any person, other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary, had become the beneficial owner of 20% or more of ITT Industries’ outstanding stock;

2.	A person other than ITT Industries or one of its subsidiaries or any employee benefit plan that is sponsored by ITT Industries or a subsidiary would purchase ITT Industries’ shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 15% or more of ITT Industries’ outstanding stock;

3.	The shareholders would approve

(a) any consolidation or merger of ITT Industries in which it would not be the continuing or surviving corporation or the common stock of ITT Industries would be converted into cash, securities or other property, unless the transaction was a merger in which the shareholders of ITT Industries immediately prior to the merger would have the same proportionate ownership of common stock of the surviving corporation that they held in ITT Industries immediately prior to the merger; or

(b) any sale, lease, exchange or other transfer of all or substantially all of the assets of ITT Industries; or

4.	A majority of the members of the Board of Directors would change within a 12-month period, unless the election or nomination for election of each of the new Directors by ITT Industries’ stockholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period.

The following ITT Industries plans have change of control provisions:

•	the 1986 Incentive Stock Plan;

•	the 1994 Incentive Stock Plan;

•	the ITT Industries 1996 Restricted Stock Plan for Non-Employee Directors;

•	the 1997 Annual Incentive Plan for Executive Officers;

•	the 1997 Annual Incentive Plan;

•	the 1997 Long-Term Incentive Plan;

•	the Special Senior Executive Severance Pay Plan;

•	the ITT Industries Enhanced Severance Pay Plan;

•	the Deferred Compensation Plan;

•	the Excess Saving Plan;

•	the Excess Pension Plans; and

•	the Salaried Retirement Plan.

In addition, if approved by the shareholders at the annual meeting, the ITT Industries, Inc. 2003 Equity Incentive Plan would have change of control provisions.

Salaried Retirement Plan

Most of ITT Industries’ salaried employees who work in the United States participate in the Salaried Retirement Plan. Under the plan, participants have the option, on an annual basis, to elect to be covered under either the Traditional Pension Plan (TPP) or a Pension Equity Plan (PEP) formula for future pension accruals. While the TPP formula pays benefits on a monthly basis after retirement, the PEP formula enables participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant’s age.

Under the TPP, a participant first employed prior to January 1, 2000, would receive an annual pension that would be the total of:

•	2% of his or her average final compensation for each of the first 25 years of benefit service, plus

•	1 1/2% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1 1/4% of his or her primary Social Security benefit for each year of benefit service up to a maximum of forty years, except that no more than one-half of the primary Social Security benefit would be taken into account to calculate the reduction.

Average final compensation (including salary plus approved bonus payments) is the total of:

•	the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•	the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

The following table illustrates estimated annual benefits (not including Social Security reductions) that would be payable under the TPP formula to a participant who retired at age 65:

Pension Plan Table

	Year of Benefits Service
Average Final
Compensation	10	15	20	25	30

$400,000	$80,000	$120,000	$160,000	$200,000	$230,000
600,000	120,000	180,000	240,000	300,000	345,000
800,000	160,000	240,000	320,000	400,000	460,000
1,000,000	200,000	300,000	400,000	500,000	575,000
1,200,000	240,000	360,000	480,000	600,000	690,000
1,400,000	280,000	420,000	560,000	700,000	805,000
1,600,000	320,000	480,000	640,000	800,000	920,000
1,800,000	360,000	540,000	720,000	900,000	1,035,000
2,000,000	400,000	600,000	800,000	1,000,000	1,150,000
2,500,000	500,000	750,000	1,000,000	1,250,000	1,437,500
3,000,000	600,000	900,000	1,200,000	1,500,000	1,725,000
3,500,000	700,000	1,050,000	1,400,000	1,750,000	2,012,500

(1)	Amounts shown under Salary and Bonus opposite the names of the executive officers shown on the Summary Compensation Table comprise their compensation for purposes of determining average final compensation.

(2)	The years of benefit service through December 31, 2002 are: Mr. Giuliano, 14.50 years; Mr. Ayers, 4.25 years; Mr. Driesse, 21.95 years; and Mr. Maffeo, 25.49 years.

(3)	At December 31, 2002, Mr. Anderson had 3.05 years of benefit service under the ITT Industries Salaried Retirement Plan. The Compensation and Personnel Committee has approved an ex-gratia pension benefit in the form of a life annuity for Mr. Anderson. Such benefit will be in the amount of $125,000 annually provided that Mr. Anderson completes at least ten years of eligibility service under the plan. In the event that he is terminated by the Company, other than for cause, after he has completed at least five years of eligibility service, payment will commence as of January 1, 2010. In the event of a change of control, payment will commence as of January 1, 2010, regardless of the number of years of eligibility service completed by Mr. Anderson as of the date of the change of control.

Participants who retire at or after they reach 60 years of age and have completed at least 15 years of eligibility service would receive undiscounted early retirement pensions.

At the present time, none of the individuals named in the Summary Compensation Table have elected to accrue benefits under the PEP formula.

Employees first hired on or after January 1, 2000 are eligible to make an annual election to be covered under either the PEP formula referred to above or a TPP formula (post-2000 TPP) which provides for a lower accrual rate than the TPP formula described above which is available to employees hired before January 1, 2000.

Regardless of the formula elected, participants become vested in their accrued pension benefits after they complete five years of eligibility service.

Federal law limits the amount of benefits that could be paid and the amount of compensation that could be recognized under tax-qualified retirement plans. As a consequence, ITT Industries has established and maintains non-qualified, unfunded Excess Pension Plans to pay retirement benefits that could not be paid from the Salaried Retirement Plan. Benefits under the Excess Pension Plans are generally paid directly by ITT Industries. There also is an excess plan trust under which excess benefits accrued by certain of the officers are funded. Generally, participating officers may elect, upon retirement, to receive their excess benefit in a single discounted lump sum payment, if approved by the Compensation and Personnel Committee of the Board.

In the event of a change of control, any excess benefit would be immediately payable and would be paid in a single discounted lump sum.

Beneficial Ownership of ITT Industries’ Common Stock

Set forth below is information reported to the Securities and Exchange Commission on the most recently filed Schedule 13G by the following persons who owned more than 5% of ITT Industries’ outstanding common stock. This information does not include holdings by the Trustee with respect to individual participants in the ITT Industries Investment and Savings Plan for Salaried Employees.

	Amount and
	nature of
Name and address	beneficial	Percent of
of beneficial owner	ownership	Class

Wellington Management Company, LLP(1)	7,185,591	7.83%
75 State Street Boston, MA 02109
Barrow, Hanley, Mewhinney & Strauss, Inc.(2)	6,850,200	7.46%
One McKinney Plaza 3232 McKinney Avenue, 15th Floor Dallas, TX 75204-2429
Barclays Global Investors, NA.,(3)	5,372,812	5.85%
45 Fremont Street San Francisco, CA 94105

(1)	As reported on Schedule 13G dated February 14, 2003, Wellington Management Company has shared voting power with respect to 5,305,576 and shared dispositive power with respect to 7,185,591 shares.

(2)	As reported on a Schedule 13G dated February 8, 2003, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power with respect to 632,500 shares, shared voting power with respect to 6,217,700 shares, and sole dispositive power with respect to 6,850,200 shares. The shares include 5,233,000 shares reported by Vanguard Windsor Funds — Windsor II Fund on a Schedule 13G dated February 13, 2003, representing 5.70% of the class and with respect to which the Fund has sole voting power and shared dispositive power.

(3)	As reported on a Schedule 13G dated February 10, 2003, Barclays Global Investors has sole voting power with respect to 5,372,812 shares representing 5.85% of the class.

Stock Ownership of Directors and Executive Officers

The following table shows, as of January 31, 2003, the beneficial ownership of ITT Industries’ common stock and options exercisable within 60 days by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group.

Name of beneficial owner	Shares	Options	Total
	Owned		Shares
			Beneficially
			Owned
Rand V. Araskog	210,234	—	210,234
Curtis J. Crawford	9,941	—	9,941
Louis J. Giuliano	67,353	868,056	935,409
Christina A. Gold	7,110	—	7,110
Ralph F. Hake	330	—	330
John J. Hamre	2,831	—	2,831
Raymond W. LeBoeuf	4,156	—	4,156
Frank T. MacInnis	1,359	—	1,359
Linda S. Sanford	6,264	—	6,264
Markos I. Tambakeras	1,632	—	1,632
David J. Anderson	33,483	105,000	138,483
Robert L. Ayers	19,300	62,500	81,800
Henry J. Driesse	14,884	152,168	167,052
Vincent A. Maffeo	28,582	146,000	174,582
All Directors and executive officers as a group (21)	499,743	1,976,635	2,476,378

The number of shares beneficially owned by each Director or executive officer has been determined under rules of the Securities and Exchange Commission, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right.

Unless otherwise indicated, each Director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse.

As of January 31, 2003 all Directors and executive officers as a group owned 2.7% of the shares deemed to be outstanding. No other Director or executive officer owned in excess of one percent of the shares deemed to be outstanding.

Appendix I

2003 Equity Incentive Plan

Appendix I

ITT Industries, Inc.

2003 Equity Incentive Plan

Article 1.      Establishment, Purpose, and Duration

1.1      Establishment. ITT Industries, Inc., an Indiana corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the 2003 Equity Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, and Restricted Stock Units.

The Plan shall become effective as of May 13, 2003 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2      Purpose of the Plan. The purpose of the Plan is to promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain Employees of the Company and its Affiliates and members of the Board of Directors upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through share ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders.

1.3      Duration of the Plan. The Plan shall commence as of the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 13 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

Article 2.      Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Acceleration Event” shall be deemed to have occurred as of the first day that any one or more of the following conditions have been satisfied:

(a)	A report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, is the Beneficial Owner directly or indirectly of twenty percent (20%) or more of the outstanding common stock of the Company;

(b)	Any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, shall purchase shares pursuant to a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock of the Company) for cash, securities, or any other consideration, provided that after consummation of the offer, the person in question is the Beneficial Owner directly or indirectly, of fifteen percent (15%) or more of the outstanding common stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

      (c) The shareholders of the Company approve:

(i)	Any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of common stock of the Company would be converted into cash, securities, or other property, other than a consolidation or merger of the Company in which holders of common stock of the Company immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before; or

(ii)	Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company

(d)	There shall have been a change in a majority of the members of the Board within a twelve (12) month period unless the election or nomination for election by the Company’s shareholders of each new Director during such twelve (12) month period was approved by the vote of two-thirds (2/3) of the Directors at the beginning of such twelve (12) month period.

2.2	“Affiliate” shall mean any Subsidiary and any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

2.3	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, and Restricted Stock Units.

2.4	“Award Agreement” means either (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan, or (ii) a statement issued by the Company to a Participant describing the terms and conditions of such Award.

2.5	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.7	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.8	“Committee” means the Compensation and Personnel Committee of the Board.

2.9	“Company” means ITT Industries, Inc., an Indiana corporation, and any successor thereto as provided in Article 15 herein.

2.10	“Covered Employee” means a Participant who is a “Covered Employee,” as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m), or any successor statute.

2.11	“Director” means any individual who is a member of the Board of Directors.

2.12	“Employee” means any employee of the Company or its Affiliates.

2.13	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.14	“Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion.

Such definition of Fair Market Value shall be specified in the Award Agreement and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, or settlement or payout of an Award. If, however, the accounting standards used to account for equity awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan, the Committee shall have the ability to determine an Award’s Fair Market Value based on the relevant facts and circumstances. If Shares are not traded on an established stock exchange, Fair Market Value shall be determined by the Committee based on objective criteria.

2.15	“Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article 7 herein.

2.16	“Grant Price” means the amount to which the Fair Market Value of a Share is compared pursuant to Section 7.6 to determine the amount of payment that should be made upon exercise of a SAR

2.17	“Incentive Stock Option” or “ISO” means an Option that meets the requirements of Code Section 422, or any successor provision, and that is not designated as a Nonqualified Stock Option.

2.18	“Insider” shall mean an individual who is, on the relevant date, an officer, Director, or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board or the Committee in accordance with Section 16 of the Exchange Act.

2.19	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.20	“Option” means an Incentive Stock Option or a Nonqualified Stock Option to purchase Shares, as described in Article 6 herein.

2.21	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.22	“Participant” means an Employee or Director who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

2.23	“Performance-Based Compensation” means an Award that is qualified as Performance-Based Compensation under Code Section 162(m).

2.24	“Performance Measures” means measures as described in Article 9, the attainment of which may determine the amount of payout and/or vesting with respect to Awards.

2.25	“Performance Period” means the period of time during which the performance goals must be met in order to determine the amount of payout and/or vesting with respect to an Award.

2.26	“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion) and transfer restrictions, as provided in Article 8 herein.

2.27	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

2.28	“Plan Year” means the fiscal year.

2.29	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.30	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 herein.

2.31	“Share” means a share of common stock of the Company, $1.00 par value per share.

2.32	“Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Article 7 herein.

2.33	“Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns at least fifty percent (50%) of the total combined voting power in one of the other entities in such chain.

2.34	“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7.

Article 3.      Administration

3.1      General. The Committee shall be responsible for administering the Plan. The Committee may employ attorneys, consultants, accountants, and other persons, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

3.2      Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and to determine eligibility for Awards and to adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions and, subject to Article 13, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries in which the Company and its Affiliates operate.

3.3      Delegation. The Committee may delegate to one or more of its members or to one or more agents or advisors such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following: (a) designate

Employees and Directors to be recipients of Awards; and (b) determine the size of the Award; provided, however, the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is considered an elected officer of the Company, or to the extent it would unintentionally cause Performance-Based Compensation to lose its status as such.

Article 4.      Shares Subject to the Plan and Maximum Awards

4.1      Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be six million one hundred thousand (6,100,000).

The number of Shares that may be issued under the Plan for Awards other than Options granted with an Option Price equal to at least Fair Market Value on the date of grant or SARs with a Grant Price equal to at least Fair Market Value on the date of grant shall not exceed one million (1,000,000).

All of the reserved Shares may be used as ISOs.

Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission for Awards not involving Shares, shall be available again for grant under the Plan. Moreover, if the Option Price of an NQSO under the Plan or the tax withholding requirements with respect to any Award (other than an ISO) granted under the Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, or Restricted Stock Units. In addition, the Committee, in its discretion, may establish any other appropriate methodology for calculating the number of Shares issued pursuant to the Plan. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.

The following limits (“Award Limits”) shall apply to Awards:

(a)	Options: The maximum aggregate number of Shares that may be granted in the form of Options, pursuant to any Award granted in any one Plan Year to any one Participant shall be three hundred thousand (300,000).

(b)	SARs: The maximum number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one Fiscal Year to any one Participant shall be three hundred thousand (300,000).

(c)	Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units granted in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000).

4.2      Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner, as applicable, the number and nature of Shares that may be issued under the Plan, the number and nature of Shares subject to outstanding Awards, the Option Price and the Grant Price applicable to outstanding Awards, the Award Limits, and other value determinations applicable to outstanding Awards.

Except to the extent it would unintentionally cause Performance Based Compensation to fail to qualify for the performance based exception to Code Section 162(m), appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

Subject to the provisions of Article 12, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, share exchange, amalgamation, reorganization or similar transaction upon such terms and conditions as it may deem appropriate; provided, however, that no such issuance or assumption shall be made without affecting the number of Shares reserved or available hereunder if it would prevent the granting of ISOs under the Plan.

Article 5.      Eligibility and Participation

5.1      Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

5.2      Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals, those to whom Awards shall be granted and shall determine the form and amount of each Award.

Article 6.      Stock Options

6.1      Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

ISOs may not be granted following the ten-year (10) anniversary of the Effective Date. ISOs may be granted only to Employees.

6.2      Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3      Option Price. Subject to the following sentence, the Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. For Options granted to Participants outside the United States, the Committee, in order to comply with local tax laws and regulations, has the authority to grant Options at a price that is less than the Fair Market Value of a Share on the date of grant.

6.4      Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of its grant.

6.5      Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such terms and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6      Payment. Options granted under this Article 6 shall be exercised by the delivery of notice of exercise to an agent designated by the Company or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided the Shares tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price or have been purchased on the open market), (c) by a combination of (a) and (b), or (d) any other method approved by the Committee in its sole discretion. The Committee shall determine acceptable methods for tendering Shares as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Shares to exercise an Option as it deems appropriate.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7      Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8      Termination of Employment. The impact of a termination of a Participant’s employment or service as a Director on an Option’s vesting and exercise period shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among Option grants or Participants.

6.9      Transferability of Options. During his or her lifetime, only the Participant shall have the right to exercise the Options. After the Participant’s death, the Participant’s estate or beneficiary shall have the right to exercise such Options.

(a)	Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(b)	Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this

Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

6.10      Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7.      Stock Appreciation Rights

7.1      Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The SAR Grant Price may include (but shall not be limited to) a Grant Price based on one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, a Grant Price that is either set at a discount or premium to the Fair Market Value of the Shares on the date of grant, or is indexed to the Fair Market Value of the Shares, with the index determined by the Committee, in its discretion. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2      SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3      Term of SAR. Subject to the following sentence, the term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, provided that, except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary of its grant. For SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4      Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.5.      Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6      Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The difference between the Fair Market Value of a Share on the date of exercise over the Grant Price; by

       (b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee at its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7      Termination of Employment. The impact of a termination of a Participant’s employment or service as a Director on a SAR’s vesting and exercise period shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among SAR grants or Participants.

7.8      Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

7.9      Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received upon exercise of a SAR for a specified period of time.

Article 8.      Restricted Stock and Restricted Stock Units

8.1      Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2      Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3      Transferability. Except as provided in this Article 8, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement.

8.4      Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.5      Voting Rights. To the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6      Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.

8.7      Termination of Employment. The impact of a termination of a Participant’s employment or service as a Director on Restricted Stock or Restricted Stock Unit vesting and payment shall be determined by the Committee, in its sole discretion, in the Participant’s Award Agreement, and need not be uniform among Award grants or Participants.

8.8      Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.      Performance Measures

Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 9, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings;

(b)	Earnings per share;

(c)	Net sales growth;

(d)	Net income (before or after taxes);

(e)	Net operating profit;

(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);

(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);

(h)	Cash flow return on capital;

(i)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(j)	Gross or operating margins;

(k)	Productivity ratios;

(l)	Share price (including, but not limited to, growth measures and total shareholder return);

(m)	Expense targets;

(n)	Margins;

(o)	Operating efficiency;

(p)	Customer satisfaction;

(q)	Employee satisfaction metrics;

(r)	Human resources metrics;

(s)	Working capital targets; and

(t)	EVA®.

Any Performance Measure(s) may be used to measure the performance of the Company or an Affiliate as a whole or any business unit of the Company or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (l) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 9.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to

Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Article 10.      Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11.      Rights of Participants

11.1      Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Affiliates to terminate any Participant’s employment or service on the Board at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service as a director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and, accordingly, subject to Article 3 and Section 13.1, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

11.2      Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

11.3      Rights as a Shareholder. Except as otherwise provided in Section 8 of the Plan or in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 12.      Acceleration Event

The Compensation Committee shall specify in each Participant’s Award Agreement the treatment of outstanding Awards upon an Acceleration Event.

Article 13.      Amendment, Modification, Suspension, and Termination

13.1      Amendment, Modification, Suspension, and Termination. Subject to Section 13.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders, Options issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option, and no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

13.2      Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

13.3      Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 14.      Withholding

14.1      Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

14.2      Share Withholding. With respect to withholding required upon the exercise of Options, or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 15.      Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 16.      General Provisions

16.1      Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company and/or Affiliate policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

16.2      Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

16.3      Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

16.4      Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.5      Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.6      Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

16.7      Registration and Listing. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Award with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

16.8      Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

16.9      Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.10      Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by the Plan;

(b)	Determine which Employees and/or Directors outside the United States are eligible to participate in the Plan;

(c)	Modify the administrative terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 16.10 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

16.11      Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

16.12      Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to ERISA.

16.13      No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

16.14      Retirement and Welfare Plans. The value of compensation paid under this Plan will not be included as “compensation” for purposes of computing the benefits payable to any participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

16.15      Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

16.16      Plan Approval. This Plan shall become effective upon adoption of the Plan by the Board or shareholder approval of such Plan, whichever occurs first.

Appendix II

ITT Industries, Inc.

Audit Committee Charter

I. Purpose

a.	The Board of Directors and the Audit Committee represent the Company’s shareholders. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. This includes oversight and review of:

i.	Financial reports, including financial information provided by the Company to any governmental or regulatory body, the public, or other persons who may use this financial information.

ii.	The Company’s systems of internal accounting and financial controls.

iii.	The annual independent audit of the Company’s financial statements.

b.	The Company’s independent auditor is directly responsible to the Board and the Audit Committee which shall be responsible for the appointment, compensation and oversight work of the independent auditor in preparing or issuing an audit report or related work.

c.	The Company’s Director of Internal Audit reports to the Chair of the Audit Committee, is ultimately responsible directly to the Board and the Audit Committee, and reports on an administrative basis to the Company’s Chief Financial Officer.

d.	The Audit Committee recognizes that management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing the Company’s financial statements.

II. Powers

a.	The Audit Committee has the power to investigate any matter brought to its attention. The Audit Committee:

i.	Has full access to all books, records, facilities and personnel of the Company.

ii.	May retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities.

III. Responsibilities of the Audit Committee and Management

a.	General guidelines and areas of responsibility of the Audit Committee are listed below. However, circumstances may require a flexible approach, and the Audit Committee has full authority to diverge from the guidelines below under appropriate circumstances. The Audit Committee shall:

i.	Subject to any action that may be taken by the full Board, have the ultimate authority and responsibility to select (or nominate for shareholder ratification), evaluate, and where appropriate, replace the independent auditors.

ii.	Review with management and the independent auditors and approve the audited financial statements of the Company and make a recommendation regarding inclusion of those financial statements in any public filing including the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K)

iii.	Review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61.

iv.	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures in the Company’s financial statements. Such review shall include discussion of any material changes in accounting policies.

v.	As a whole, or through the Committee chair, review with the independent auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission (“SEC”). This review will occur prior to release of the Company’s earnings report or the filing of its Form 10-Q with the SEC.

vi.	Discuss with management and the independent auditors the quality and adequacy of the Company’s internal controls and their effectiveness and meet regularly and privately with the Director of Internal Audit.

vii.	Annually request from the independent auditors a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1. With respect to such relationships, the Audit Committee shall:

1.	Discuss with the independent auditors any disclosed relationships and the impact of the relationship on the independent auditor’s independence.

2.	Recommend appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

viii.	Approve the retention of the independent auditor for non-audit services, other than tax compliance incidental to the normal auditing function, and due diligence and accounting support related to mergers, acquisitions and divestitures. Other tax related consulting and special projects and fees for any other services to be provided by the independent auditor or outsourced internal auditor must be submitted to the Audit Committee consistent with the Company’s Non-Audit Services Policy.

ix.	Confirm the scope of audits to be performed by the independent and internal auditors, monitor progress and review results and review fees and expenses charged by the independent auditors and any party retained to provide internal audit services.

x.	On a regular basis, discuss with the independent auditor the independent auditor’s internal quality control procedures, material issues raised in quality control or peer review and any inquiries by governmental or professional authorities regarding the firms’ independent audits of other clients.

xi.	Review significant findings or unsatisfactory internal audit reports, and monitor management’s response to such findings.

xii.	Provide oversight review and discuss with management, internal auditors and independent auditors the adequacy and effectiveness of the Company’s overall risk assessment process.

xiii.	Review its Charter at least annually and make recommendations to the Board for approval and adoption of the Charter, including any additions, deletions or modifications, as may be deemed appropriate.

xiv.	Review pension plan investment performance.

xv.	Review expense accounts of senior executives.

xvi.	Update the Board on a regular basis with respect to matters coming to its attention which may have a significant impact on the financial condition or affairs of the Company.

xvii.	Review all material related party transactions prior to initiation of the transaction and make recommendations to the Board of Directors for approval or disapproval.

xviii.	In conjunction with the Board of Directors, evaluate the qualifications of its members and its own performance on a regular basis.

xix.	Meet privately, on a regular basis, with the independent auditors and internal auditors, and other members of management as needed.

xx.	Establish policies regarding the employment and retention of current or former employees of the Company’s independent auditor or outsourced internal auditor.

xxi.	With respect to complaints concerning accounting, internal accounting controls or auditing matters:

• Review and approve procedures for receipt, retention and treatment of complaints received by the Company, and

• Establish procedures for the confidential, anonymous submission of complaints to the Audit Committee

xxii.	Establish levels for payment by the Company of fees of the independent auditors and any advisors retained by the Audit Committee.

xxiii.	Receive regular reports from the Chief Executive Officer, Chief Financial Officer and the Company’s Disclosure Control Committee representative on the status of the Company’s disclosure controls and related certifications, including disclosure of any significant deficiencies in the design or operation of internal controls and any fraud that involves management or other employees with a significant role in internal controls.

xxiv.	Prepare the Report of the Audit Committee to be included in the Company’s Proxy Statement

b.	The Company’s financial management, including the internal audit staff as well as the independent auditors, have more time, knowledge, and more detailed information regarding the Company than do Audit Committee members. Therefore, the Audit Committee is not expected to provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the work of the internal or independent auditors.

IV. Membership and Organization

a.	Members of the Audit Committee and its Chairperson shall be designated from time-to-time by the Board and shall serve for such period of time as may be determined by the Board. However, the Chairperson of the Audit Committee shall not serve in that capacity for a term longer than five consecutive years.

b.	The Audit Committee shall be composed of no fewer than three members, each of whom must be independent directors as provided in the Director Independence Appendix.

c.	One-third of the members of the Committee, but not fewer than three persons, shall constitute a quorum.

d.	Action taken by the majority of the members present at a meeting at which a quorum is present and action taken by the written consent of all members shall constitute action of the Committee.

e.	Each member of the Audit Committee shall meet the requirements of the Audit Committee Policy of the New York Stock Exchange in effect from time to time, and

i.	Shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

ii.	Shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee.

iii.	At least one member of the Audit Committee shall have accounting or related financial management expertise.

f. The Audit Committee shall meet at least four times a year.

V. Conclusion

The Audit Committee and the Board of Directors follow thoughtful business practices and exercise sound, independent business judgments in carrying out their responsibilities. This Charter is not intended to expand the liability exposure of the Audit Committee or the Board, or the members of either. The Audit Committee and the Board of Directors may amend, modify, or alter the Charter or the policies and procedures utilized by the Audit Committee in carrying out its oversight and review responsibilities as circumstances may warrant.

Director Independence Appendix

An independent director is one who is free of any relationship that would interfere with the exercise of independent judgment and, within the last 5 years:

1.	Has not been employed by the Company in an executive capacity.

2.	Has not been an advisor or consultant to the Company and has not been affiliated with a company or firm that is an advisor or consultant to the Company.

3.	Has not been affiliated with a significant customer or supplier of the Company.

4.	Has not had a personal services contract with the Company.

5.	Has not been affiliated with a tax-exempt entity that receives significant contributions from the Company.

6.	Has not been a familial relative of any person described above.

7.	Has not been part of an interlocking directorate in which an executive officer of the Company is a member of the compensation committee of the company that employs the Director.

Directions to Tappan Hill

From Connecticut: Merritt Parkway or Interstate 95 South to Cross Westchester (287 West). At Exit 1, bear right onto Route 119 West. Just before second light, bear right onto Benedict Avenue. At fourth light, turn right onto Highland Avenue. (Street runs as Highland to the right, Prospect to the left). At first stop sign you will see Tappan Hill entrance on the left.

From New York City, West Side: West Side Highway becomes Henry Hudson Parkway, which becomes Saw Mill River Parkway. Continue north on Saw Mill to Exit 21W (119 West — Tarrytown). Turn right onto Route 119. Just before fifth light, bear right onto Benedict Avenue. Follow remaining directions from Connecticut.

From New Jersey: Garden State Parkway or Palisades Parkway to Interstate 287/87 South to Tappan Zee Bridge. After toll, take first exit, Route 9 — Tarrytown. At exit traffic light, turn right onto Broadway (Route 9 North). At fourth light, make a right onto Benedict Avenue. At second light, turn left onto Highland Avenue (street runs as Highland to the left and Prospect to the right). At first stop sign you will see Tappan Hill Entrance on the left.

VOTE BY TELEPHONE OR INTERNET OR MAIL 24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE		INTERNET		MAIL
1-888-216-1275		http://www.proxyvotenow.com/itt
(UNITED STATES ONLY)

Use any touch-tone telephone to vote your proxy. Have your proxy form in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.	OR	Use the Internet to vote your proxy. Have your proxy form in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	OR	Mark, sign and date your proxy form and return it in the postage- paid envelope we have provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

CALL TOLL-FREE TO VOTE • IT’S FAST AND CONVENIENT

(UNITED STATES ONLY)

1-888-216-1275

CALL TOLL-FREE TO VOTE

CONTROL NUMBER FOR TELEPHONE/INTERNET VOTING

     DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

The Board of Directors recommends a vote “FOR” proposals A, B and C.

A.     Election of Directors

FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS

Nominees: 01 — Louis J. Guiliano, 02 — Rand V. Araskog, 03 — Curtis J. Crawford, 04 — Christina A. Gold, 05 — Ralph F. Hake, 06 — John J. Hamre, 07 — Raymond W. LeBoeuf, 08 — Frank T. MacInnis, 09 — Linda S. Sanford and 10 — Markos I. Tambakeras.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

B.     Ratification of appointment of Independent Auditors

FOR	AGAINST	ABSTAIN

C.     Approval of the ITT Industries, Inc. 2003 Equity Incentive Plan

FOR	AGAINST	ABSTAIN

(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Share Owner sign here

Co-Owner sign here

Date:

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.)	Votes MUST be indicated (x) in Black or Blue ink

DETACH HERE You must detach this portion of the voting card      before returning it in the enclosed envelope

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INDUSTRIES FOR THE ANNUAL MEETING TO BE HELD MAY 13, 2003:

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Vincent A. Maffeo and Kathleen S. Stolar, or any of them, each with full power of substitution as proxies, to vote all shares of ITT Industries common stock that the share-holder(s) would be entitled to vote on all matters that may properly come before the 2003 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements.

For participants in the ITT Industries Investment and Savings Plan for Salaried Employees:
The Trustee will vote the shares credited to your account in the savings plan in accordance with the specifications that you indicate on the reverse. If you sign and return the form, but do not indicate your voting specifications, the Trustee will vote as recommended by the Board of Directors. The trustee will vote the shares for which no form has been returned in the same proportion as those shares for which it received voting specifications. The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the meeting and at adjournments or postponements.

(Continued and to be signed on reverse side)

Mark this box to request an admission card to the meeting.	ITT INDUSTRIES P.O. BOX 11005 NEW YORK, N.Y. 10203-0005

If you agree to access future Proxy Statements and Annual reports electronically, please mark this box

To change your address please mark this box and correct at left